UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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BOOZ ALLEN HAMILTON HOLDING CORPORATION
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Notice of 2019
Annual Meeting
of Stockholders
and Proxy Statement
July 25, 2019

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

                                                June 13, 2019

Dear Fellow Stockholder:

I am pleased to invite you to join our Board of Directors, senior leadership, and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on July 25, 2019, at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia 22102. Enclosed with this proxy statement are your proxy card and our 2019 annual report to stockholders.

Items of business to be transacted at our annual meeting are:

1.	Election of four directors;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020;

3.	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement;

4.
Approval of the adoption of the Fourth Amended and Restated Certificate of Incorporation to eliminate the Company's Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock, of which there are currently no shares outstanding; and

5.	Consideration of any other business that may properly be brought before the annual meeting.
The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, and 4.
Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.
Registration and seating will begin at 7:30 a.m. Each stockholder will be asked to sign an admittance log and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting their stock ownership as of the June 3, 2019 record date. Cameras and recording devices will not be permitted at the meeting.
On behalf of Booz Allen, I want to thank you for your continued support and investment.
Sincerely,
Horacio D. Rozanski
President and Chief Executive Officer

NOTICE OF BOOZ ALLEN HAMILTON HOLDING CORPORATION'S 2019 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), July 25, 2019

Place:	The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia 22102

Agenda:	1. The election of four director nominees named in the proxy statement;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2020;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement;

4. Approval of the adoption of the Fourth Amended and Restated Certificate of Incorporation to eliminate the Company's Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock, of which there are currently no shares outstanding; and

5. The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, and 4.

Record Date:	Only holders of record of the Company’s Class A common stock on June 3, 2019 will be entitled to vote at the annual meeting.

Date of Distribution:	This proxy statement and the accompanying materials are being mailed to stockholders on or about June 13, 2019.

Proxy Voting:
Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.

On Behalf of the Board of Directors,
Nancy J. Laben
Secretary

June 13, 2019
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 25, 2019: This Notice of Annual Meeting and Proxy Statement and our 2019 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended March 31, 2019 and the entire proxy statement carefully before voting.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” or "Booz Allen" refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refer to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our Class A common stock; (vi) “fiscal,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.
2019 Annual Meeting of Stockholders

Date and Time:	July 25, 2019 at 8:00 a.m. EDT

Place:	Booz Allen
The John C. Newman Auditorium
8283 Greensboro Drive, McLean, Virginia 22102

Record date:	June 3, 2019

Admission:
Annual meeting admission is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders. Admission to our annual meeting requires proof of your stock ownership as of the record date, and valid, government-issued identification. See "Important Information about Annual Meeting and Proxy Procedures" on page 59 for additional information.

Voting Matters and Board Recommendations

Stockholders are being asked to vote on the following matters at the 2019 Annual Meeting of Stockholders:

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	6
No. 2	Ratification of appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for fiscal year 2020	FOR	54
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") of the proxy statement	FOR	55
No. 4	Approval of the adoption of the Fourth Amended and Restated Certificate of Incorporation to eliminate the Company's Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock, of which there are currently no shares outstanding	FOR	56
How to Vote
Stockholders as of the record date may vote in person at the meeting or vote in advance by submitting a proxy by
Internet, telephone, or mail as follows:

Vote by Internet	Vote by Telephone	Vote by Mail	Vote in Person
Visit proxyvote.com	Call the phone number located on the top of your proxy card.	Complete, sign, date and return your proxy card in envelope provided.	Attend our annual meeting and vote by ballot.
Company Performance and Highlights
During fiscal year 2019, we returned $364.2 million to stockholders in the form of:

◦	$114.2 million in quarterly dividends — three regular dividends of $0.19 per share each; and one regular dividend of $0.23 per share

◦	$250.0 million through the repurchase of 5.3 million shares of Class A common stock

•	In February of 2019, the Board increased the quarterly dividend by 21%, effective in the fourth quarter of fiscal year 2019.

•	During fiscal year 2019, our stock price increased by approximately 50% with a total stockholder return of approximately 53%.

Total Shareholder Return
As of March 31, 2019
Last 1 Year
Last 3 Years
Last 5 Years
53%
103%
204%
9%
46%
66%
26%
102%
122%
Booz Allen
Russell 1000 Index
S&P Software & Services Select Inudstry Index

Note: Total shareholder return assumes dividends are reinvested.

Our Board of Directors
Effective as of October 5, 2018, the Board increased the number of directors serving on the Board from 11 to 13 upon the recommendation of the Company’s Nominating and Corporate Governance Committee of the Board. On October 5, 2018, the Board appointed Michèle Flournoy and Ellen Jewett as new members of the Board, effective October 24, 2018 and October 25, 2018, respectively, to fill the two newly-created vacancies on the Board. Ms. Jewett serves as a Class III director for a term expiring at this year's annual meeting of stockholders and Ms. Flournoy serves as a Class I director for a term expiring at the Company’s 2020 annual meeting of stockholders. Effective as of March 31, 2019 and after approximately a decade of service, Philip A. Odeen, formerly a Class I director, retired from the Board. The size of the Board was reduced to 12 members upon Mr. Odeen's retirement.
This year's Board nominees include the four Class III directors—Melody C. Barnes, Ellen Jewett, Arthur E. Johnson and Charles O. Rossotti. Each nominee is listed below along with the continuing directors, and you can find additional information under "Proposal 1: Election of Directors" beginning on page 6.

Name	Class	Age	Director Since	Independent	Committee Membership: Audit	Committee Membership: Comp	Committee Membership: Nom. & Corp. Gov.	Committee Membership: Executive
2019 Director Nominees								
Melody C. Barnes	III	55	2015	I		Member	Member	
Ellen Jewett	III	60	2018	I	Member, Financial Expert			
Arthur E. Johnson	III	72	2011	I	Member			
Charles O. Rossotti	III	78	2008	I	Member, Financial Expert			
Continuing Directors								
Ralph W. Shrader ★	I	74	2008	I				Chair
Joan Lordi C. Amble	I	66	2012	I	Member, Financial Expert			
Peter Clare	I	54	2008	I		Member	Chair	
Michèle A. Flournoy	I	58	2018	I		Member		
Horacio D. Rozanski	II	51	2014					Member
Ian Fujiyama	II	46	2008	I		Member		Member
Mark Gaumond	II	68	2011	I	Chair, Financial Expert			Member
Gretchen W. McClain	II	56	2014	I		Chair	Member	

★= Chair of the Board = Chair = Member = Financial Expert I= Independent Director

Director Independence	Tenure

Non-Independent Directors (1)
Independent Directors (11)

Age Mix	Diversity

67% of our Directors (8 of 12) are Women, Asian, Hispanic, and/or African-American

 Corporate Governance Highlights

•	Eleven of our 12 directors are independent and the Audit, Compensation, and Nominating and Corporate Governance Committees are 100% independent.

•
We provide for a majority voting standard in our bylaws for the election of directors in uncontested elections, with the requirement that any incumbent director nominee who does not receive a majority of the votes validly cast in an uncontested election tender his or her resignation, subject to acceptance by the Board of Directors.

•	Diverse Board of Directors in terms of gender, ethnicity, experience, and skills.

•	On average, our directors attended approximately 98% of the Board of Directors meetings and 97% of committee meetings.

•	The Board of Directors holds regular executive sessions of non-management directors.

•	The Board of Directors conducts an annual discussion on management succession planning.

•	We prohibit short sales and derivative transactions in our equity and hedging of our stock.

•	Equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.

•	Our investor relations team and management regularly engage with current and potential stockholders.

•	No poison pill in place.

•	Executive officer and director stock ownership guidelines.

•	Annual Board and Committee evaluations and self-assessments.

•	We place restrictions on the number of other public company boards on which our directors may serve in order to prevent overboarding.

 Executive Compensation Highlights

•
We continue to utilize a partnership-style compensation model that fosters a culture of collaboration and long-term ownership mindset that encourages our executives to think and act in the best interests of the Company. The spirit of collective ingenuity is paramount to our success and underscores our commitment to inclusion, collaboration, and service.

•
We are a values-driven organization with a guiding purpose to empower people to change the world. Our executives are committed to bold thinking, holding themselves and those around them accountable to act with integrity, and realizing positive change in all the work we do. Our executive compensation program is intrinsically tied to our purpose and values. We believe our executives are motivated to act in the best interests of the Company with an emphasis on problem solving, passionate service, and collective ingenuity across markets, clients, and opportunities.

•
Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders. Our compensation program links our executive rewards packages with the long-term interests of our stockholders and includes a long-term performance-based component to our program, where a portion of our executives’ compensation is tied to the achievement of multi-year performance goals. For more details on our compensation program, please see our discussion in the CD&A beginning with the Executive Summary on page 27.

Corporate Citizenship Highlights

•
During governmental fiscal year 2018, approximately $915.6 million was subcontracted to various small and small-disadvantaged businesses, representing approximately 67.2% of the total amount subcontracted.

•	Maintained six active mentor-protégé agreements with small businesses through various federal Mentor-Protégé programs.

•
Continued as a FIRST® (For Inspiration and Recognition of Science and Technology) Strategic Partner with multifaceted support spanning all FIRST programs, including employees serving as team mentors, event volunteers, and regional/affiliate advisors. FIRST is inspiring and developing future innovators, engineers, scientists, and technologists in grades K-12 in more than 85 countries.

•
Co-sponsored, with Kaggle and in partnership with the National Cancer Institute, the National Data Science Bowl, which focused on using algorithms and machine intelligence to better detect lung cancer, which strikes

225,000 Americans every year and accounts for $12 billion in health care costs. Nearly 400 teams participated from around the world to develop detection algorithms for one of the most complex data sets ever used by Kaggle.

•
Together with Kaggle, presented the National Data Science Bowl, which focused on using algorithms and machine intelligence to automate a critical component of biomedical research, expediting life-saving research in the treatment of many diseases, from rare disorders to the common cold. Nearly 18,000 global participants submitted over 68,000 algorithms, collectively working an estimated 288,000 hours to automate the vital, but time-consuming, process of nuclei detection.

•
Our largest corporate financial contributions and pro bono consulting projects supported programs related to military families and veterans, STEM initiatives, and health causes. Employees logged more than 88,500 hours of volunteerism for community organizations and we provided more than $686,000 in pro bono consulting through our leadership development program.

•
Strategic partner to the U.S. Chamber of Commerce’s Hiring Our Heroes program, with primary focus areas in helping veterans explore careers in technical and defense fields and helping military spouses find meaningful employment.

•
Named in the top 10 Best for Vets by The Military Times 4 years running, and selected as a founding member of the VETS Index on the Nasdaq Composite, based on our military hiring awards and financial health indicators.

•
Hosted the inaugural Defense Communities Leadership Academy with Blue Star Families (BSF) and American Defense Communities and participated in sessions focused on harnessing data science to improve knowledge of the local military and military family landscape.

•
Continued a partnership with SEED SPOT, a nonprofit dedicated to helping entrepreneurs develop solutions to problems through incubator programs. Through sponsorship and by providing employees to serve as mentors, the firm focuses on improving veteran healthcare, supporting military families, and promoting women in STEM (science, technology, engineering, and mathematics) through new social impact initiatives.

•
Continued to disclose our greenhouse gas emissions and approach to carbon management on recognized international reporting platforms. Scored above both the sector average and the average for North America on both carbon disclosure and supplier engagement, the latter measuring a critical element of environmental impact management -- looking beyond our own actions and supporting a responsible supply chain.

•	Reached new heights in gender diversity at our highest levels of governance with the addition of two highly qualified female members to our Board of Directors, which is now more than 40% female.

•	Recognized by the Human Rights Campaign as a “Best Place to Work” for LGBTQ equality, receiving a perfect score on the Corporate Equality Index for the ninth year in a row.

•	Included in Fortune magazine’s “World’s Most Admired Companies” for the eighth consecutive year.

•
Contributed to disaster relief through matching donations to the Booz Allen Foundation and several leading disaster response organizations, which supported on-the-ground recovery efforts in communities where Booz Allen employees were most affected by hurricanes.

•	Supported employees serving as first responders through approval of 224 hours of Civic Responsibilities Leave for participation in disaster recovery efforts.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure
The Company currently has twelve directors divided into three classes: four in Class I, four in Class II, and four in Class III. The terms of office of the four Class III directors expire at the 2019 Annual Meeting of Stockholders.
Class III Election
The four nominees for election as Class III directors are listed below. If elected, the nominees for election as Class III directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.
Class III Nominees
To be elected in an uncontested election, a nominee must receive a majority of the votes validly cast with respect to that nominee’s election at the annual meeting represented either in person or by proxy at the annual meeting. To be elected in a contested election, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. Any nominee who is an incumbent director and does not receive a majority of the votes cast in an election that is not a contested election must promptly tender his or her resignation contingent on the acceptance of that resignation by the Board to the chair of the Board following certification of the election results. The Nominating and Corporate Governance Committee and the Board believe that each Class III Nominee brings a strong and diverse set of skills and experiences to the Company, including significant government, public company, financial, and strategic experience, that will strengthen our Board's independent leadership and effectiveness with respect to our business and long-term strategy. The Class III Nominees are as follows:

Director	Principal Occupation, Business Experience and Other Directorships Held

Melody C. Barnes (Class III)
Ms. Barnes is the Co-Director for Policy and Public Affairs of the Democracy Initiative at the University of Virginia; she also serves as a professor of practice at the Miller Center of Public Affairs and a distinguished fellow in the School of Law. She is the Co-Founder of MB Squared Solutions, LLC and serves as a director of Ventas Inc., a real investment trust. From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the senior domestic policy advisor for then-Senator Obama’s 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and Senior Fellow there from 2003 to 2005, and prior to that she was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003 and General Counsel for him from 1995 to 1998.

Age: 55 Director since: 2015 Independent Committees: • Compensation • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:
• Significant government experience and strong skills in public policy;
• Public company directorship; and
• Core business skills, including financial and strategic planning as well as leading not-for-profit organizations.

Ellen Jewett (Class III)
Ms. Jewett has served as managing partner at Canoe Point Capital LLC, an investment firm focusing on early stage social ventures, since 2015. Prior to that position, she served as managing director and head of U.S. Government and Infrastructure for BMO Capital Markets covering airports and infrastructure banking from 2010 to 2015. Prior to that, Ms. Jewett spent more than 20 years at Goldman Sachs specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously as head of the airport finance group. Ms. Jewett has served on the board of JetBlue since 2011 where she chairs the Governance and Nominating Committee and Fundamental Credit Opportunities (FCO) U.S. and Offshore Feeder Funds since 2016. She currently serves as emerita trustee of Wesleyan University and the Brearley School, having previously served in leadership positions on the board of trustees of both academic institutions.

Age: 60 Director since: 2018 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and committee experience;
• Experience in domestic and international finance and talent management; and
• Core business skills, including financial and strategic planning.

Arthur E. Johnson (Class III)
Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation, and Lockheed Martin. He serves on the board of directors of Eaton Corporation, plc since 2009, and as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments since 2008. Mr. Johnson served as a director of Delta Airlines from 2005 to 2007, IKON Office Solutions Corporation from 1999 to 2008, and AGL Resources from 2002 to 2016.

Age: 72 Director since: 2011 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Charles O. Rossotti (Class III)
Mr. Rossotti has served as a Senior Advisor to Carlyle since June 2003. Prior to this position, Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997. Mr. Rossotti served as a director for the AES Corporation since 2003 and as its Chairman until April 2018, Coalfire Systems Inc. since September 2015, Novetta Solutions LLC since March 2016 and Accelerated Learning Inc. since December 2018. Mr. Rossotti formerly served as a director of Merrill Lynch & Co., Inc., from 2004 to 2008, Bank of America Corporation from 2009 to 2013, Compusearch Software Systems from 2005 to 2010, Wall Street Institute from 2005 to 2010, Apollo Global from 2006 to 2012, Quorum Management Solutions from 2010 to 2014, Primatics Financial from 2011 to 2015, and Eci Software Solutions from 2014 to 2017.

Age: 78 Director since: 2008 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

The Board of Directors recommends a vote FOR each of the Class III nominees.

CONTINUING DIRECTORS
The eight directors whose terms will continue after the annual meeting and will expire at the 2020 annual meeting (Class I) or the 2021 annual meeting (Class II) are listed below.

Director	Principal Occupation, Business Experience and Other Directorships Held

Ralph W. Shrader (Class I)
Dr. Shrader is our Chair and has served in this position since 2008. He previously served as our Chief Executive Officer from 2008 to December 31, 2014 and as our President from 2008 to December 31, 2013. He has also served as Chair of Booz Allen since 1999 and as Chief Executive Officer of Booz Allen from 1999 to December 31, 2014. Dr. Shrader has been an employee of our Company since 1974. He is the seventh chair since our Company's founding in 1914 and has led our Company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations and was previously Chairman of the Armed Forces Communications and Electronics Association.

Age: 74 Director since: 2008 Chair Committee: • Executive (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Joan Lordi C. Amble (Class I)
Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital and GE Financial Services. Ms. Amble is the President of JCA Consulting, LLC, and serves on the boards of directors of Zurich Insurance Group since April 2015, XM Radio Inc. since 2006, and the merged Sirius XM Holdings Inc. since 2008. In addition, she serves as an independent advisor to the Control and Risk Committee of the Executive Committee of the U.S. affiliate of Société Général, S.A. since October 2016 and has been a member of the Standing Advisory Group for the Public Company Accounting Oversight Board since 2014. Ms. Amble also served as a director at Brown-Forman Corporation from 2011 to 2016 and Broadcom Corporation from 2009 to 2011.

Age: 66 Director since: 2012 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Peter Clare (Class I)
Mr. Clare is a Managing Director and Co-Chief Investment Officer of The Carlyle Group ("Carlyle"), a private equity firm, as well as Co-Head of its U.S. Buyout Group. Mr. Clare has been with Carlyle since 1992. Mr. Clare served as a director of Wesco Aircraft Holdings, Inc. from 2006 to 2012, ARINC Incorporated from 2007 to 2013, Pharmaceutical Product Development, LLC from 2011 to 2015, CommScope, Inc. from 2011 to 2015, Sequa Corporation from 2007 to 2016, and Signode Industrial from 2014 to 2018. Effective January 1, 2018, Mr. Clare joined the board of Carlyle Group Management LLC, the general partner of Carlyle. Mr. Clare also joined the board as a director of Nouryon in 2018 and Sedgwick and StandardAero in 2019.

Age: 54 Director since: 2008 Independent Committees: • Compensation • Nominating and Corporate Governance (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Public company directorship and committee experience; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Michèle A. Flournoy (Class I)
Ms. Flournoy is co-founder and managing partner of WestExec Advisors, a strategic advisory firm founded in 2017. Prior to her position, she served as the Under Secretary of Defense for Policy from 2009 to 2012. She serves on the board of Amida Technology Solutions and nonprofit boards of the Center for a New American Security (CNAS), a bipartisan think tank which she co-founded in 2007 and served as its Chief Executive Officer from 2014 to 2016, The Mission Continues, CARE, and the United States Naval Academy Foundation. Previously, Ms. Flournoy served on the board of directors of CSRA Inc. from 2015 to 2018, The MITRE Corporation from 2013 to 2017, Rolls Royce North America, Inc. from 2012 to 2015 and was a senior advisor at Boston Consulting Group from 2012 to 2017. Ms. Flournoy previously served as a member of the Defense Policy Board, the President's Intelligence Advisory Board and the CIA Director's External Advisory Board. She remains a member of the Council on Foreign Relations and the Aspen Strategy Group, and is a non-resident Senior Fellow at Harvard University’s Belfer Center for Science and International Affairs.

Age: 58 Director since: 2018 Independent Committees: • Compensation
Specific qualifications, experience, skills, and expertise include:

• Significant government experience, particularly in national security and defense policies;
• Public company directorship and committee experience; and
• Core business skills, including financial and strategic planning as well as leading not-for-profit organizations.

Director	Principal Occupation, Business Experience and Other Directorships Held

Horacio D. Rozanski (Class II)
Mr. Rozanski is our President and Chief Executive Officer and served as our Chief Operating Officer until January 1, 2015. Mr. Rozanski served as Chief Strategy and Talent Officer in 2010 and prior to that, Chief Personnel Officer of our Company from 2002 through 2010. Mr. Rozanski joined our Company in 1992 and became an Executive Vice President in 2009, our President on January 1, 2014, and our Chief Executive Officer on January 1, 2015. He serves on the board of directors of the United States Holocaust Memorial Museum's Committee on Conscience and as Vice Chair of the Corporate Fund for the John F. Kennedy Center for the Performing Arts.

Age: 51 Director since: 2014 Committee: • Executive
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Ian Fujiyama (Class II)
Mr. Fujiyama is a Managing Director of Carlyle as well as a member of the firm's Aerospace, Defense, and Government Services team.  In 1999, Mr. Fujiyama spent two years in Hong Kong and Seoul working with Carlyle's Asia buyout fund, Carlyle Asia Partners. He currently serves as a member of the board of directors of Dynamic Precision Group, Novetta Solutions LLC and NORDAM Group LLC. He served on the board of directors of ARINC Incorporated from 2007 to 2013.

Age: 46 Director since: 2008 Independent Committees: • Executive • Compensation
Specific qualifications, experience, skills, and expertise include:

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Experience in mergers and acquisitions; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Mark E. Gaumond (Class II)
Mr. Gaumond has 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with E&Y from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond has a BA from Georgetown University and an MBA from New York University. He is a member of the American Institute of Certified Public Accountants. He serves as a director of First American Funds since 2016, Rayonier Advanced Materials, Inc. since 2014, the Fishers Island Club since 2017, the Fishers Island Development Corporation since 1992, and the Walsh Park Benevolent Corporation since 1992. Mr. Gaumond formerly served as a director of Cliff's Natural Resources, Inc. from July 2013 to September 2014, Rayonier, Inc. from November 2010 to June 2014, and is a former trustee of The California Academy of Sciences.

Age: 68 Director since: 2011 Independent Committees: • Audit (Chair) • Executive
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial planning, and compliance and controls;
• Core business skills, including financial and strategic planning; and
• Public company audit committee experience.

Gretchen W. McClain (Class II)
Ms. McClain was the founding President and Chief Executive Officer of Xylem, Inc. ("Xylem") from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation ("ITT"). She joined ITT in 2005 as the President of the company's residential and commercial water business and served as the SVP and President of ITT's commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including VP and General Manager of the Business, General Aviation and Helicopters Electronics division, and VP for Engineering and Technology, as well as for Program Management in Honeywell Aerospace's Engines, Systems and Services Division. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. Ms. McClain graduated from the University of Utah with a BS in Mechanical Engineering. She currently serves as a director of Ametek, Inc., Boart Longyear Limited, Hennessy Capital Acquisition Corp. IV, and J.M. Huber Corporation (a family-owned business), and previously served as a director of Xylem, Inc. from 2011 to 2013 and Con-Way Inc. from June 2015 to October 2015.

Age: 56 Director since: 2014 Independent Committees: • Compensation (Chair) • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Public company directorship and audit committee experience.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
The Board is responsible for providing governance and oversight over the strategy, risk, operations, and management of the Company. The primary focus of the Board is promoting stockholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, to which the Board has delegated the responsibility to manage the day-to-day strategy and operations of the Company.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. Consistent with the Company’s Corporate Governance Guidelines, Mr. Clare was appointed by the non-management directors to serve as the Presiding Director on May 23, 2013. The Presiding Director presides over executive sessions at which the Chair is not present. At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year.  All directors are invited to propose agenda topics when the annual calendars are established as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas.  Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to and make requests of management at each of their meetings.
Corporate Governance Guidelines
As noted above, the Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com.
Codes of Conduct and Ethics
Our website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, each of which was adopted by the Board and each of which may be accessed without charge. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and any other persons performing similar functions. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes. In fiscal year 2019, no such waivers were sought or granted. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission (the "SEC").
Board Meetings and Attendance
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2019, the Board held four meetings and acted by written consent. Each of our directors who served as a director during fiscal 2019 attended 75% or more of the aggregate total number of meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a director in fiscal 2019. The average director attendance was approximately 98% and 97%, respectively, for Board and Board committee meetings during fiscal 2019. All directors who served at the time of our 2018 Annual Meeting of Stockholders attended that meeting.

Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chair and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. The Board has concluded that it is currently in the best interest of the stockholders for Dr. Shrader to continue his service as Chair, retaining his four decades of experience at the Company with a focus on continuing to build stockholder value, managing risk, and supporting the Company's executive management. In his role as President and Chief Executive Officer, Mr. Rozanski will continue to work closely with the Board in establishing the overall strategy and direction of the Company, and to effectively communicate our strategy to our stockholders, clients, and employees.
Succession Planning and Talent Reviews

The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews. On an annual basis, the Chair leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators such as recruiting and retention for the overall employee population throughout the year.
Risk Oversight

The Board and its committees play an important role in overseeing the Company's risk management processes, and risk management considerations form a regular element of the Board's dialogue with management. One of the primary tools that facilitates the Board’s oversight of risk (and actions being taken to mitigate it) is the Company’s Enterprise Risk Management Framework, or ERM Framework. Under the leadership of our President and Chief Executive Officer, the ERM Framework is designed to enable effective and efficient identification of risks and facilitate the evaluation of risks as an integral part of decision making. As part of the ERM Framework, the Company:

•	Identifies and classifies into tiers the top risks facing the business;

•	Discusses and evaluates the Company’s risk appetite with respect to different types of operational risk; and

•	Develops action plans to mitigate and monitor risk.

The process for regularly updating the ERM Framework enables effective and efficient identification of risks and facilitates the evaluation of risks as an integral part of decision making. Under the ERM Framework, our President and Chief Executive Officer leads an annual risk identification, analysis, and mitigation discussion with the Board and prepares a quarterly update for the Board of our enterprise risks. In addition to updates provided through the ERM Framework, the Board receives other information and briefings as part of its risk oversight role. During the course of the year, the lead management official with responsibility for each of our major markets provides a comprehensive overview of the market, including risks and challenges. The Board is also regularly updated by other elements of management, including the Chief Financial Officer, Chief Legal Officer and Chief Administrative Officer concerning significant risks facing the Company and processes that have been implemented to mitigate these risks.

In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes.

•
Audit Committee: The Audit Committee is regularly updated by the Chief Legal Officer, Chief Ethics and Compliance Officer, Director of Internal Audit, Chief Information Officer, and Chief Information Security Officer and receives regular reports concerning the status of the Company's ethics and compliance program, internal controls over financial reporting and other operational compliance areas, and significant communications from the Company's regulators. The Audit Committee also leads the Board's efforts with respect to the oversight of cybersecurity risk.

•	Compensation Committee: The Compensation Committee is responsible for overseeing risks related to the Company's executive compensation policies and practices.

•	Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes.
Annual Board Performance Assessment

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees perform an annual assessment of their operations and effectiveness, and set goals for the future. The core of this process involves our Secretary interviewing each director individually. The comments of the directors are compiled and presented, as applicable, to the Chair, the full Board or the appropriate committee. The key matters to be addressed are identified, and these matters become part of future agendas for the Board and its committees.
Board Independence
Eleven of our twelve current directors are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange ("NYSE") listing standards. In order for a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with the Company directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
The Board has determined that Messrs. Clare, Fujiyama, Gaumond, Johnson, Rossotti, and Shrader, and Mses. Amble, Barnes, Flournoy, Jewett, and McClain are independent under the independence criteria for directors established by the NYSE and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE. Mr. Rozanski is an employee of the Company and is not independent under the NYSE listing standards or our Corporate Governance Guidelines, which can be found in the investor relations portion of our website, www.boozallen.com.
Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. While the Board does not have a formal policy with respect to diversity, it is a critical factor the Nominating and Corporate Governance Committee considers when recommending director nominees to the Board. The Nominating and Corporate Governance Committee defines diversity in an expansive manner to be reflective of the diversity of the Company and representative of the clients it serves. Exceptional candidates who do not meet all of these criteria may still be considered. The Board seeks director candidates who have experience in positions with a high degree of responsibility and are, or have been, leaders in the companies or institutions with which they are, or have been, affiliated, and are selected based upon the contributions they can make to the Company.
In fiscal 2019, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Michèle A. Flournoy and Ellen Jewett as new members of the Board, effective October 24, 2018 and October 25, 2018, respectively. Mses. Flournoy's and Jewett’s diverse backgrounds in government, technology, and financial services and distinguished expertise in national security and capital markets, respectively, bring new and valuable perspectives on essential issues for our clients, business, and industry. For more information regarding Mses. Flournoy and Jewett, please see descriptions of their backgrounds under "Continuing Directors" on page 9 and "Proposal 1: Election of Directors — Class III Nominees" on page 6, respectively.
Our Commitment to Board Diversity
Consistent with the Company's long-standing commitment in this regard, the Nominating and Corporate Governance Committee is focused on enhancing the diversity of the Board and works actively to achieve this goal, as reflected below:

	Women	Hispanic	African-American	Asian
No. of Directors	5	1	2	1
% of Directors	42%	8%	17%	8%
Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current directors, which on average is approximately seven years.
Board Tenure is Diversified

Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director must provide written notice in care of the Secretary to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Our bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the Board.
There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by our Chief Executive Officer or recommended by a stockholder.
Director Orientation and Continuing Education

New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them in their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business such as applicable legal developments, ethics and compliance programs, and the evolving regulatory environment. In addition, the Board holds an annual business strategy session with management. Directors are also encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.
Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com.
The following chart identifies the members and chair of each standing committee, as well as related information.

Board Member		Committees: Executive	Audit	Compensation	Nominating and Corporate Governance
Ralph W. Shrader ★	I	Chair			
Joan Lordi C. Amble	I		Member, Financial Expert		
Melody C. Barnes	I			Member	Member
Peter Clare	I			Member	Chair
Michèle A. Flournoy	I			Member	
Ian Fujiyama	I	Member		Member	
Mark Gaumond	I	Member	Chair, Financial Expert		
Ellen Jewett	I		Member, Financial Expert		
Arthur E. Johnson	I		Member		
Gretchen W. McClain	I			Chair	Member
Charles O. Rossotti	I		Member, Financial Expert		
Horacio D. Rozanski		Member			
Number of Meetings in Fiscal 2019		0	4	5	4

★= Chair of the Board = Chair = Member = Financial Expert I= Independent Director

The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain corporate actions and transactions, including acquisitions of assets other than in the ordinary course of business. The members of our Executive Committee are Dr. Shrader (Chair) and Messrs. Fujiyama, Gaumond, and Rozanski. The Executive Committee acted by written consent during fiscal year 2019.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical, and regulatory requirements. Our

Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Messrs. Gaumond (Chair), Johnson, and Rossotti, and Mses. Amble and Jewett, each of whom is an independent director as required by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each member of our Audit Committee is financially literate and that Messrs. Gaumond and Rossotti and Mses. Amble and Jewett are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act.
The Audit Committee met four times during fiscal year 2019.
The Compensation Committee
Our Compensation Committee is responsible for, among its other duties and responsibilities, reviewing and approving all forms of compensation to be provided to, and employment letter agreements with, the executives and directors of our Company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, and reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries.
The members of our Compensation Committee are Messrs. Clare, and Fujiyama, and Mses. Barnes, Flournoy and McClain (Chair), each of whom is an independent director as required by NYSE listing standards. Upon Mr. Odeen's retirement as Chair from the Compensation Committee on January 31, 2019, Ms. McClain was appointed Chair. The Compensation Committee charter requires that at least two members of the Compensation Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Each of the members currently satisfies these requirements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation Committee generally.
The Compensation Committee has not engaged a compensation consultant; however, the Compensation Committee is briefed by management, which consults with Korn Ferry Hay Group, or KFHG. The Company engaged KFHG to provide market assessments and recommendations on the Company’s director compensation and assist management with compensation decisions regarding our named executive officers, executive compensation philosophy and strategy, and other matters related to the Company’s long-term performance plan as well as insight related to the Company’s compensation disclosure in the proxy statement. In addition, KFHG provided other consulting services. The aggregate fees paid to KFHG for services related to executive compensation and other consulting services were $435,577 and $1,436,881, respectively, for fiscal year 2019. The Compensation Committee assessed the independence of KFHG and concluded that KFHG's work for the Company did not raise any conflicts of interest.
Each of our executive officers, who collectively comprise our Leadership Team, participates in the discussion and consideration of compensation to be awarded to all executives. See “Compensation Discussion and Analysis—Setting Executive Compensation.”
The Compensation Committee met five times during fiscal year 2019 and also acted by written consent.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.
The members of our Nominating and Corporate Governance Committee are Mr. Clare (Chair), and Mses. Barnes and McClain, each of whom is an independent director as required by NYSE listing standards.

The Nominating and Corporate Governance Committee met four times during fiscal year 2019 and also acted by written consent.
Director Compensation
Directors who are employed by us do not receive any additional compensation for their services as directors. The Compensation Committee reviews director compensation on an annual basis. In August 2018, with assistance from KFHG, the Committee reviewed director compensation data for the peer group used for benchmarking executive compensation and the general market. Based on that review, the Compensation Committee approved a $10,000 increase in the annual retainer and a $30,000 increase in the annual equity award. The Compensation Committee did not make any changes to the additional retainers for the Audit and Compensation Committee Chairs.
Fiscal Year 2019 Compensation: Director compensation for fiscal year 2019 included the following:

Component	Annual Amount
Annual Board Chair Retainer	$300,000
Annual Board Retainer (non-Chair)	$100,000
Annual Equity Award	$150,000
Audit Committee Chair Additional Retainer	$30,000
Compensation Committee Chair Additional Retainer	$15,000
The annual equity awards are granted in the form of restricted stock under our Second Amended and Restated Equity Incentive Plan, which we refer to as our Equity Incentive Plan.  Half of the annual award vests approximately six months from the date of grant on January 31 of the following year, and the other half vests on July 31 following the first vesting date. Directors may also elect to receive all or a portion of their annual retainer and any additional payments for service as a committee chair in the form of restricted stock.  Our directors do not receive additional fees for attending Board or committee meetings.
Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)(14)	Total ($)
Joan Lordi C. Amble	100,000(2)	150,002(2)	250,002
Melody C. Barnes	100,000(3)	150,037(3)	250,037
Peter Clare	100,000(4)	150,014(4)	250,014
Michèle A. Flournoy	76,986(5)	115,488(5)	192,474
Ian Fujiyama	100,000(6)	150,014(6)	250,014
Mark E. Gaumond	130,000(7)	180,025(7)	280,025
Ellen Jewett	76,712(8)	115,103(8)	191,815
Arthur E. Johnson	100,000(9)	150,037(9)	250,037
Gretchen W. McClain	107,562(10)	150,037(10)	257,599
Philip A. Odeen	115,000(11)	150,037(11)	265,037
Charles O. Rossotti	100,000(12)	150,014(12)	250,014
Ralph W. Shrader	300,000(13)	150,037(13)	450,037

(1)
This column represents the grant date fair value of the stock awards granted to our directors in fiscal year 2019. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in the Stock Awards column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 19 to our financial statements for the fiscal year ended March 31, 2019, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)
Ms. Amble elected to receive half of her annual retainer in the form of restricted stock, and was granted a total of 4,215 shares of restricted stock in lieu of the annual retainer and for her annual equity grant. The grant date fair market value of the shares was $200,002, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(3)
Ms. Barnes elected to receive her annual retainer in the form of cash, and was granted a total of 3,162 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $150,037, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(4)
Mr. Clare elected to receive his annual retainer in the form of restricted stock, and was granted a total of 5,269 shares of restricted stock in lieu of his annual retainer and for his annual equity grant. The grant date fair market value of the shares was $250,014, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(5)
Ms. Flournoy elected to receive her pro-rated annual retainer in the form of cash, and was granted a total of 2,401 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $115,488 based on the $48.10 closing price of our stock on the November 1, 2018 grant date.

(6)
Mr. Fujiyama elected to receive his annual retainer in the form of restricted stock, and was granted a total of 5,269 shares of restricted stock in lieu of his annual retainer and for his annual equity grant. The grant date fair market value of the shares was $250,014, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(7)
Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was awarded a total of 3,794 shares of restricted stock in lieu of $30,000 for the chair retainer and for his annual equity grant. The grant date fair market value of the shares was $180,025, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(8)
Ms. Jewett elected to receive her pro-rated annual retainer in the form of cash, and was granted a total of 2,393 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $115,103 based on the $48.10 closing price of our stock on the November 1, 2018 grant date.

(9)
Mr. Johnson elected to receive his annual retainer in the form of cash, and was awarded 3,162 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $150,037, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(10)
Ms. McClain elected to receive her annual retainer in the form of cash and her additional prorated payment for service as the chair of the Compensation Committee following Mr. Odeen's service in cash. She was awarded a total of 3,162 shares of restricted stock in lieu of the annual retainer and for her annual equity grant. The grant date fair market value of the shares was $150,037, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(11)
Mr. Odeen elected to receive his annual retainer and his additional payment for service as the chair of the Compensation Committee in the form of cash. He was awarded a total of 3,162 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $150,037, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(12)
Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 5,269 shares of restricted stock in lieu of the annual retainer and for his annual equity grant. The grant date fair market value of the shares was $250,014, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(13)
Dr. Shrader elected to receive his annual retainer as Chair in the form of cash, and was awarded 3,162 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $150,037, based on the $47.45 closing price of our stock on the August 2, 2018 grant date.

(14)	The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal year 2019.

Equity Awards for Service as a Director

Name	Unvested Restricted Stock(a)
Joan Lordi C. Amble	2,108
Melody C. Barnes	1,581
Peter Clare	2,635
Michèle A. Flournoy	1,201
Ian Fujiyama	2,635
Mark E. Gaumond	1,897
Ellen Jewett	1,197
Arthur E. Johnson	1,581
Gretchen W. McClain	1,581
Philip A. Odeen (b)	—
Charles O. Rossotti	2,635
Ralph W. Shrader	1,581

(a)	The shares of restricted stock in this column all vest on July 31, 2019.

(b)	1,581 unvested shares of restricted stock in respect of Mr. Odeen's fiscal year 2019 annual equity grant were forfeited upon his retirement from the Board.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to five times his/her annual retainer. In calculating a director’s ownership, Class A common stock, and vested in-the-money options and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. Each of our directors who has served on the Board for five years or more has regularly exceeded and currently exceeds the equity ownership guidelines. For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 27.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The current members of our Compensation Committee are Messrs. Clare, and Fujiyama, and Mses. Barnes, Flournoy, and McClain. No member of our Compensation Committee serves as a member of the board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors and Executive Officers
The following table indicates information as of May 23, 2019 regarding the beneficial ownership of our Class A common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
The percentages shown are based on 140,030,725 shares of Class A common stock outstanding as of May 23, 2019. In August 2014, we converted all issued and outstanding shares of Class B non-voting common stock and Class C restricted common stock into shares of Class A common stock on a one-for-one basis. Class A common stock is entitled to one vote per share on all matters voted on by our stockholders.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Shares Beneficially Owned	Percentage of Class
Directors and nominees
Joan Lordi C. Amble	36,046	*
Melody C. Barnes	12,596	*
Peter Clare	25,121	*
Michèle A. Flournoy	2,401	*
Ian Fujiyama	30,121	*
Mark E. Gaumond	46,764	*
Ellen Jewett	2,393	*
Arthur E. Johnson	27,683	*
Gretchen W. McClain	21,272	*
Charles O. Rossotti	110,287	*
Horacio D. Rozanski	646,604(1)	*
Dr. Ralph W. Shrader	1,371,089(2)	*
Other named executive officers
Karen M. Dahut	208,722(3)	*
Lloyd W. Howell, Jr.	227,015(4)	*
Nancy J. Laben	50,426(5)	*
Susan L. Penfield	98,637(6)	*
All directors and executive officers as a group (23 persons)(7)	3,644,893	2.60%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 116,504 shares that Mr. Rozanski has the right to acquire through the exercise of options and 6,207 shares issuable upon settlement of restricted stock units.

(2)	Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 1,366,090 shares in the Ralph W. Shrader Revocable Trust.

(3)	Includes 111,104 shares that Ms. Dahut has the right to acquire through the exercise of options and 4,318 shares issuable upon settlement of restricted stock units.

(4)	Includes 21,104 shares that Mr. Howell has the right to acquire through the exercise of options and 4,318 shares issuable upon settlement of restricted stock units.

(5)	Includes 26,702 shares that Ms. Laben has the right to acquire through the exercise of options and 1,727 shares issuable upon settlement of restricted stock units.

(6)	Includes 81,596 shares that Ms. Penfield has the right to acquire through the exercise of options and 3,238 shares issuable upon settlement of restricted stock units.

(7)
Includes 543,593 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options and 35,746 shares issuable upon settlement of restricted stock units.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of our Class A common stock.

Name and Address	Shares Beneficially Owned	Percentage of Class
Blackrock, Inc. (1) 55 East 52nd Street New York, NY 10055	8,572,064	6.12%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	14,816,734	10.58%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,216,765	10.87%

(1)
Blackrock, Inc. has filed with the Securities and Exchange Commission a Schedule 13G dated February 7, 2019, which reports the beneficial ownership of 8,572,064 shares of Class A common stock by it as of December 31, 2018. As reported in the Schedule 13G, Blackrock, Inc. had sole voting power with respect to 7,524,502 shares of our Class A common stock and sole dispositive power with respect to 8,572,064 shares of our Class A common stock.

(2)
T. Rowe Price Associates, Inc. has filed with the Securities and Exchange Commission a Schedule 13G/A dated May 10, 2019, which reports the beneficial ownership of 14,816,734 shares of Class A common stock by it as of April 30, 2019. As reported in the Schedule 13G/A, (i) T. Rowe Price Associates, Inc. had sole voting power with respect to 3,059,872 shares of our Class A common stock and T. Rowe Price New Horizons Fund, Inc. had sole voting power with respect to 7,834,645 shares of our Class A common stock and (ii) T. Rowe Price Associates, Inc. had sole dispositive power with respect to 14,816,734 shares of our Class A common stock.

(3)
The Vanguard Group has filed with the Securities and Exchange Commission a Schedule 13G/A dated February 11, 2019, which reports the beneficial ownership of 15,216,765 shares of Class A common stock by it as of December 31, 2018. As reported in the Schedule 13G/A, The Vanguard Group had sole voting power with respect to 77,096 shares of our Class A common stock, sole dispositive power with respect to 15,136,025 shares of our Class A common stock, shared voting power with respect to 17,810 shares of our Class A common stock and shared dispositive power with respect to 80,740 shares of our Class A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of reports filed by the Company’s directors, executive officers, and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, the Company believes that all reports required to be filed by the Company’s reporting persons during fiscal year 2019 were filed on or prior to their respective due dates.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors, and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any designated member of the Audit Committee. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms at least as favorable as terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
Related Person Transactions
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our third amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
The Acquisition
In connection with the acquisition of Booz Allen Hamilton by Carlyle, our current and former executive officers (or their related family trusts) received a combination of current and deferred cash consideration as well as stock and options in Booz Allen Holding. Of the overall cash consideration, $158.0 million was structured as an interest in the deferred payment obligation and $80.0 million was deposited into escrow to fund certain purchase price adjustments, future indemnification claims under the merger agreement and for certain other adjustments. The remainder of the cash consideration was paid on the closing date as part of the acquisition. The current and former executive officers (or their related family trusts) receive their pro rata share of any payments of the deferred payment obligation and any release of funds held in escrow to selling stockholders.
As of March 31, 2019, there was approximately $81.3 million of the deferred payment obligation outstanding, which includes accrued interest of approximately $1.3 million. Remaining potential claims outstanding that may be indemnified under the deferred payment obligation relate to former officers and stockholders’ suits that are still in litigation. The ultimate value of our current and former executive officers’ (or their related family trusts’) interests in the deferred payment obligation will not be known until all such matters are resolved.
Other Relationships

Bryan E. Shrader, a Vice President at the Company, is the son of Dr. Ralph Shrader, our former Chief Executive Officer and current Chair of the Board. He received a base salary of $245,000, a cash bonus of $78,300, and retirement contributions of $14,400 in fiscal year 2019. He also received three grants of restricted stock units in fiscal year 2019. The first grant was for 605 restricted stock units with a grant date fair value of $24,974.40, the second grant was for 195 restricted stock units with a grant date fair value of $8,695.05, and the third grant was for 1,562 restricted stock units with a grant date fair value of $74,960.38. In addition, he received a cash anniversary award of $3,500. Mr. Shrader also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Shrader continues to be employed by us and received a salary increase to $260,000 at the start of fiscal year 2020.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A), together with the compensation tables and related disclosures, provides a narrative of our executive compensation philosophy and programs as reviewed and determined by the Compensation Committee of the Board of Directors.

At Booz Allen, our purpose is to empower people to change the world. Our leadership philosophy and partnership culture are foundational to how we drive transformation and guide our people to solve our client's toughest challenges.

Our executive compensation strategy is uniquely designed to:

•	Deliver competitive compensation tied to long-term shareholder value creation;

•	Attract and retain top talent from across the global marketplace who will continue to propel us forward for the future;

•	Motivate and reward executives with exceptional ability to meet and exceed the demands of our clients;

•	Infuse an ownership mindset to build sustainable growth and value; and

•
Reinforce our partnership-style culture which differentiates our ability to come to market as an institution rather than as individuals, foster a culture of collaboration among our leaders, and encourage rapid and efficient deployment of our people across clients and opportunities.

The tenure of our executive team is a testament to the team's long-standing commitment to the Company and its long-term business goals. Our named executive officers for fiscal year 2019 were:

Horacio D. Rozanski	Lloyd W. Howell, Jr.	Karen M. Dahut	Nancy J. Laben	Susan L. Penfield
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President	Executive Vice President, Chief Legal Officer and Secretary	Executive Vice President, Chief Innovation Officer
Executive Tenure: 19 years Total Tenure: 26 years	Executive Tenure: 18 years Total Tenure: 30 years	Executive Tenure: 14 years Total Tenure: 16 years	Executive Tenure: 5 years Total Tenure: 5 years	Executive Tenure: 16 years Total Tenure: 24 years
(Tenure as executive and total tenure calculated as number of full years completed as of the last day of fiscal year 2019.)

Executive Summary
Company Performance and Highlights
Delivering Significant Returns to Stockholders
In fiscal year 2019, our staff and leaders led the Company to deliver record performance for fiscal year revenue and earnings, increased headcount by nearly six percent, and generated solid backlog growth. This strong performance has resulted in significant returns to our stockholders through appreciation in our stock price, the payment of regular dividends, and share repurchases.

Note: Total shareholder return assumes dividends are reinvested.

•	Our stock price increased by approximately 50% and total stockholder return was approximately 53% during fiscal year 2019.

•	During fiscal year 2019, we declared and paid $114.2 million in recurring dividends to stockholders—three regular dividends of $0.19 per share each, and one regular dividend of $0.23 per share.

•	The dividend rate was increased by 21%, effective in the fourth quarter of fiscal year 2019.

•
We expect to declare and pay regular quarterly cash dividends in the future. However, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board, which will take into consideration future earnings, cash flows, financial requirements, and other factors.

•
During fiscal year 2019, we repurchased 5.3 million shares for $250.0 million. On May 23, 2019, the Board of Directors approved an additional increase to our share repurchase authorization of $400.0 million to $1,310.0 million. As of May 23, 2019, taking into effect the increase in the share repurchase authorization, the Company had approximately $658.2 million of unused capacity to repurchase shares of common stock under its share repurchase program.

Fiscal Year 2019 Company Performance

•	Fiscal year 2019 marked the fourth consecutive year of top-line revenue growth.

•	Continued focus on investments in markets, capabilities, and people is positioning Booz Allen to deliver near-term and long-term shareholder value.

•	Full year revenue increased 9% to $6.7 billion.

•	Net income increased 39% to $418.5 million.

•	Adjusted EBITDA increased 15% to $674.6 million.

•	Diluted EPS increased 43% to $2.91.

•	Adjusted Diluted EPS increased 39% to $2.76.

•	Total backlog increased 21% to $19.3 billion.

•	Net cash provided by operating activities increased 35% to $499.6 million.

•	Free cash flow was $404.9 million in fiscal year 2019.
Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted Diluted Earnings Per Share, and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.

Compensation Philosophy
We are a values-driven organization where our partnership culture motivates our executives, who we define as our named executive officers, Executive Vice Presidents, and Senior Vice Presidents, to consistently act in the best interests of the Company. Our executive compensation program is intrinsically tied to our purpose and values.

Our Philosophy	What Our Philosophy Achieves

- Guides executives to live the Company's purpose and values in their client work and internal interactions.

- Aligns executives' compensation with Company performance and the creation of long-term sustainable stockholder value.

- Attracts, motivates, and retains executives of exceptional ability to meet and exceed the demands of our clients.

- Creates appropriate rewards and penalties for exceeding or falling short of Company-level performance targets.

- Empowers executives to think and act in the best interests of the Company.

- Focuses on optimizing stockholder value and fostering an ownership culture.

- Engages and incentivizes our executives to effectively execute our business strategy.

- Creates and enables agility within our leadership and the Company overall, allowing us to quickly adjust, align, and advance in an ever-changing global marketplace.

Key Executive Compensation Practices
To ensure strong corporate governance, our compensation program incorporates the following key practices:

At Booz Allen, We:		At Booz Allen, We Don't:
✓	Require our executives and directors to satisfy meaningful stock ownership requirements	✗	Reprice underwater stock options
✓	Include compensation recovery provisions (clawbacks) in our incentive plans	✗	Offer individual supplemental executive retirement plans
✓	Perform annual review of appropriate peer group to benchmark executive compensation	✗	Grant stock options below fair market value
✓	Conduct annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	✗	Provide tax gross-ups on golden parachute payments for CEO or other officers following a change in control
✓	Hold regular reviews of executive talent, performance, deployments, and succession	✗	Allow for change in control agreements for named executive officers
✓	Align executive pay with short- and long-term performance	✗	Allow employees or directors to engage in hedging transactions (in accordance with our insider trading policy)
		✗	Allow pledging of our shares without advance approval from the Chief Legal Officer (none of our directors or executive officers currently have pledges outstanding)

Benchmarking and Setting Executive Compensation

For setting fiscal year 2019 compensation, we engaged KFHG to benchmark and evaluate our named executive officers' compensation relative to compensation of peer organizations that are similar in size, industry, and operations. KFHG utilized the same peer group as the one used for setting fiscal year 2018 named executive officer compensation, which was established using specific review criteria, as described below:

•
Company size: Organizations with revenues approximately 0.5x to 2.0x of our revenue, with peer median revenue approximating Company revenue, with flexibility outside of this range to accommodate organizations that are a good match from a business perspective.

•	Industry: Includes government services organizations and other "comparables" that our Investor Relations department tracks and other organizations that benchmark to our Company.

As a result, for fiscal year 2019, peer comparisons of the compensation of our named executive officers were performed against ten companies as shown below:

Fiscal Year 2019 Peer Group
- CACI International, Inc. - CGI Group, Inc. - CSRA, Inc. - Engility Holdings, Inc. - Harris Corporation	- L3 Technologies, Inc. - Leidos Holdings, Inc. - ManTech International Corporation - Rockwell Collins, Inc. - Science Applications International Corporation

The Compensation Committee reviews the peer group regularly and adjusts as necessary due to the changes at the selected company's operations or changes in comparability (e.g., due to bankruptcy, or mergers and acquisitions) to the Company.

In fiscal year 2019, due to various acquisitions and organizational changes in the marketplace, the Compensation Committee instructed KFHG to perform a comprehensive review of the peer organizations used for evaluating our named executive officers' compensation in preparation for fiscal year 2020. KFHG evaluated organizations that are similar in size, industry, and operations, and in consultation with our Compensation Committee, CEO, and Chief People Officer, used specific review criteria, as described below:

•
Company size: Organizations with revenues approximately 0.33x to 3.00x of our revenue, with peer median revenue approximating Company revenue, with flexibility outside of this range to accommodate organizations that are a good match from a business perspective.

•	Industry: Includes government services organizations and other "comparables" that our Investor Relations department tracks and other organizations that benchmark to our Company.

As a result, for fiscal year 2020, peer comparisons of the compensation of our named executive officers were performed against eighteen companies.

For setting named executive officer compensation in fiscal year 2019 and subsequently fiscal year 2020, the Compensation Committee used data from the respective fiscal year peer group benchmarking analysis and input from KFHG, along with feedback from the CEO in the case of named executive officers who are direct reports to the CEO, and based on the Committee's collective judgment and discretion, established fiscal year target compensation for the named executive officers. This includes the fiscal year salary amount, target annual equity grant value, and the target annual cash incentive, which is established as a number of points and target value per point. Additional information on each of these items can be found below under "Compensation Elements."

Any form of adjustment to our named executive officers' compensation is not based solely on peer group compensation data. While the Compensation Committee considers peer group benchmarking and market compensation data as critical inputs in its overall assessment of competitiveness of our executive compensation, the Compensation Committee takes into account other factors such as responsibilities, performance, contributions, and experience of each named executive officer in determining target and actual compensation amounts.

KFHG also assisted in the development and adoption of a formal compensation philosophy, the key tenets of which are described above. KFHG was also engaged to:

•	Provide advice on the Pay Ratio disclosure

•	Review and provide advice on our Compensation Discussion and Analysis

•	Conduct a compensation risk assessment

Compensation Elements
The primary components of our executive compensation program include:

Element	Objective
Base Salary	Reflects the value of each executive's role to attract and retain our executive talent
Annual Cash Incentive	Motivates our executives to achieve our annual operational and financial goals
Long-Term Equity Incentives	Reward sustained performance and align executives' interests with our stockholders
Benefits	Provide for the health and welfare of our executives, including retirement benefits to promote long-term commitment of our executives to the Company
For fiscal year 2019, the target annual compensation mix for our CEO was approximately 22.6 percent base pay, 17.0 percent annual incentive, and 60.4 percent long-term equity compensation. The average target annualized compensation mix for all other named executive officers was approximately 34.1 percent base pay, 19.3 percent annual incentive, and 46.6 percent long-term equity compensation.
Base Salary

The base pay for our named executive officers is delivered as an annual salary. The salary earned for each of our named executive officers in fiscal year 2019 is set forth in the “Salary” column of the Summary Compensation Table. No changes were made to the annual salary amounts for our named executive officers in fiscal year 2019, and no changes are anticipated to the annual salary amounts for our named executive officers for fiscal year 2020.
Annual Cash Incentive

The annual cash incentive portion of our executives' compensation is provided through our annual bonus program. The annual incentive payment is determined using a point model where each named executive officer is assigned a quantity of points and each point is associated with a dollar value. As part of the named executive officer benchmarking performed for each fiscal year, the Compensation Committee considers the analysis and recommendation of our executive compensation consultant as well as of the CEO in the case of named executive officers who are direct reports to the CEO, to determine the target annual incentive amount where the target dollar point value is multiplied by the number of points. Effective fiscal year 2019, the Compensation Committee approved an increase to the target annual incentive opportunity for our CEO by approximately $325,000. This increase is based on the Compensation Committee's desire to better align the CEO's total compensation with market benchmarking and specifically focus on elements of compensation that align with the Company's short- and long-term performance. The target annual incentive opportunity in fiscal year 2019 for our other named executive officers did not change from fiscal year 2018.

At the end of the fiscal year, based on the Company's performance as discussed below, the Compensation Committee approves the final dollar value per point which is used to determine each named executive officer's actual annual incentive payment. Executives who retire, or terminate employment under our transition policy, before the end of the fiscal year are generally eligible to receive a prorated incentive payment.

The annual incentive is based on achievement of the Company's performance against a target Adjusted EBITDA range with upward or downward adjustments for performance in comparison to the range. The performance range is determined at or near the beginning of each fiscal year by the Compensation Committee. Payment of the annual incentive approximating target levels would generally occur when actual Adjusted EBITDA is within the established Adjusted EBITDA range. A portion of any variance between the established range and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation Committee in its sole discretion. A positive variance between the range and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.

Adjusted EBITDA represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.

Our Compensation Committee reviews and approves the Adjusted EBITDA result and any adjustments to the plan bonus pool based on year-end operating results. The final bonus pool as approved by our Compensation Committee is distributed to our executives on a consistent per point basis.

	Adjusted EBITDA	Executive Bonus Pool
FY19 Target	Range: $616 million - $634 million	$20.8 million
FY19 Actual	$674.6 million	$32.4 million

For fiscal year 2019, the Company's performance exceeded the top-end of the fiscal year 2019 target Adjusted EBITDA range by approximately $40.6 million, achieving the highest Adjusted EBITDA since the Company's initial public offering. The Company also exceeded expectations with respect to revenue, Adjusted Diluted EPS, and Adjusted EBITDA Margin on Revenue. Based on these results, the Compensation Committee determined that, as a reflection of exceptional fiscal year performance, bonus payouts should be meaningfully above target to appropriately recognize and reward the Company’s leadership. Accordingly, the Compensation Committee approved a bonus pool equal to approximately 55.8% above the target. The cash payments received by each of our named executive officers for fiscal year 2019 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table under "Compensation Tables and Disclosures.”

Long-Term Equity Incentives

It is our philosophy that executives should hold meaningful amounts of long-term equity compensation to align the personal financial interests of executives with the interests of long-term stockholders and to encourage a long-term perspective with regard to Company performance and growth. The equity compensation for our executives is delivered in the following manner, which is further described below:

•	Annual Grants

•	New Hire / Advancement Grants

Annual Grants

Our named executive officers receive an annual equity grant that has two components: time-vested restricted stock units (RSUs) and performance-vested RSUs.

•	Time RSUs: Settle into shares of Class A common stock in three equal installments over three years.

•
Performance RSUs: Settle into shares of Class A common stock at the end of a three-year performance period, with the number of units that ultimately settle into shares ranging from 0 to 200 percent based on the Company's cumulative performance over the three-year period against two internal financial metrics — Value Added Revenue (VAR) and Adjusted Diluted Earnings Per Share (ADEPS), as described below:

◦
“Value Added Revenue” or “VAR” is defined as revenue less billable expenses, and may be adjusted (i) to account for material acquisitions or divestitures during the performance period; (ii) to account for the cumulative impact of accounting changes; (iii) to account for the impact of government shutdowns during the performance period; and (iv) to exclude the impact of any unusual or infrequently occurring events as described in the Company’s audited financial statements, notes to financial statements or in management’s discussion and analysis in the Company’s annual report for the applicable year.

◦	“Cumulative Value Added Revenue” or “Cumulative VAR” is defined as the cumulative Value Added Revenue for the three full fiscal years in the performance period.

◦
“Adjusted Diluted Earnings Per Share” or “ADEPS” is defined as adjusted net income (as defined in the Company’s Annual Report on Form 10-K for the year ended March 31, 2019) divided by the Company’s fully diluted outstanding shares for the applicable fiscal year, (i) as reported within the Reconciliation of Adjusted Net Income and Adjusted Diluted EPS to Net Income and Diluted Earnings Per Share attributable to the Company (or similarly titled non-GAAP reconciliation table) as presented in the Company’s financial statements, and (ii) may be adjusted (a) to account for material acquisitions or divestitures during the performance period; (b) to account for the cumulative impact of accounting changes; (c) to account for the impact of government shutdowns during the performance period; (d) to account for special or extraordinary cash dividends or distributions; and (e) to exclude the impact of any unusual or infrequently occurring events as described in the Company’s audited financial statements, notes to financial statements or in management’s discussion and analysis in the Company’s annual report for the applicable year.

◦	“Cumulative Adjusted Diluted Earnings Per Share” or “Cumulative ADEPS” is defined as the cumulative Adjusted Diluted Earnings Per Share for the three full fiscal years in the performance period.

These metrics were selected as a representation of organic revenue growth and bottom-line Company performance. The Company believes that the combination and weighting of each metric drive towards the goal of sustainable quality growth, with heavier weighting placed on ADEPS to further emphasize profitability and volume of revenue. The Company, in consultation with KFHG, and ultimately the Compensation Committee, undergoes a rigorous process and socialization effort for setting the threshold, target, and maximum performance goals for the long-term performance incentive plan grants. Summarized below is the framework of our fiscal year 2019 long-term performance incentive plan grants:

Performance Measures	Weighting	Below Threshold Performance	Threshold to Target Performance [1]	Target Performance	Above Target Performance
Cumulative ADEPS	75%	No performance RSUs will settle into shares of Class A common stock	Between 50 percent and 100 percent of performance RSUs will settle into shares of Class A common stock	100 percent of performance RSUs will settle into shares of Class A common stock	Between 100 percent and 200 percent of performance RSUs will settle into shares of Class A common stock
Cumulative VAR	25%

(1)
For the fiscal year 2019 performance RSU grants, threshold payout was set to 50 percent of target. This is an increase from the prior fiscal year 2018 grants which set threshold payout at 25 percent of target. This change was made because the associated threshold performance goal for the fiscal year 2019 performance RSU grants, as a percent of target, was also increased, thereby increasing the difficulty of achieving threshold performance.

For fiscal year 2019, the target annual equity mix for our CEO was approximately 65 percent aligned to performance RSUs and 35 percent aligned to time RSUs. The average target annualized equity mix for all other named executive officers was approximately 56 percent aligned to performance RSUs and approximately 44 percent aligned to time RSUs.
The Compensation Committee, with consideration of guidance from KFHG, peer benchmarking data, and the CEO in the case of named executive officers who are direct reports to the CEO, determined these equity allocations were appropriate to further align the compensation of our named executive officers with long-term Company performance. The CEO has the highest allocation of performance RSUs based on his role as the overall steward of the Company and to tie a significant portion of his compensation to the Company's performance. The performance RSUs allow for additional rewards based on over-achievement against our long-term performance goals, while also penalizing for under-performance. The time RSUs encourage retention and provide for incremental recognition of equity compensation over the vest cycle.
Effective for fiscal year 2019, the Compensation Committee approved an increase of $2.3 million to the target annual equity grant amounts for Mr. Rozanski and $1.0 million for each of Mr. Howell and Ms. Dahut. These changes were made by the Compensation Committee using benchmarking analysis and input from KFHG, feedback from the CEO in the case of Mr. Howell and Ms. Dahut who are direct reports to the CEO, and in consideration of the 2014 Employment Letters that included significant retention equity grants which have since vested in full as of the end of fiscal year 2018. These increases are specifically focused on elements of compensation that will further incentivize both short- and long-term Company performance as well as long-term retention. Effective October 1, 2018, Ms. Laben received an increase of $609,425 to the target annual equity grant amount as approved by the Compensation Committee using benchmarking analysis and input from KFHG, as well as feedback from the CEO as Ms. Laben is a direct report to the CEO. This increase was associated with Ms. Laben's advancement as described below in "New Hire / Advancement Grants."

Name	FY19 Time RSU Grant [1] ($)	FY19 Target Performance RSU Grant [2] ($)
Horacio D. Rozanski	1,399,970	2,599,960
Lloyd W. Howell, Jr.	749,975	1,124,967
Karen M. Dahut	749,975	1,124,967
Nancy J. Laben [3]	304,602	365,567
Susan L. Penfield	387,495	387,470

(1)	Grant date fair value of equity granted under the fiscal year 2019 executive annual compensation structure - time-vested RSUs

(2)	Grant date fair value of equity granted under the fiscal year 2019 executive annual compensation structure - performance-vested RSUs at target levels

(3)	Ms. Laben received an increase to annual equity effective October 1, 2018 which was prorated for fiscal year 2019.

In fiscal year 2019, the Compensation Committee asserted its intention to adjust the performance that applies to the fiscal year 2018 performance RSU grants for the net positive impact of the Tax Cuts and Jobs Act of 2017 and related tax accounting changes. The intent of an adjustment would be to ensure executives were not unintentionally rewarded for any Company financial benefit resulting from the Tax Cuts and Jobs Act of 2017. Such adjustment would occur at the time of, or prior to, the settlement date of the fiscal year 2018 performance RSU grants.

Effective fiscal year 2020, the Compensation Committee approved an increase to the annual performance RSU grant amount for Mr. Rozanski of approximately $1.0 million. This change was made by the Compensation Committee using benchmarking analysis and input from KFHG and specifically focuses on an element of compensation aligned to long-term Company performance. Additionally, effective fiscal year 2020, the Compensation Committee approved a modest increase to the target annual incentive and target annual equity grant amounts for Ms. Penfield. These changes were made by the Compensation Committee using benchmarking analysis and input from KFHG as well as feedback from the CEO as Ms. Penfield is a direct report to the CEO. These increases are specifically focused an elements of compensation that will further incentivize short- and long-term Company performance and long-term retention.

New Hire / Advancement Grants

In addition to the annual equity grant we provide to our executives, the Company awards new hire equity grants as a mechanism to align our new executives’ interests to that of the stockholders, as well as advancement grants to recognize and reward performance and promotion to the next executive level. Dependent upon the executives' levels, these new hire or advancement grants are delivered in the form of time RSUs that settle ratably over three years based on continued employment, and/or as stock options with ratable vesting over five years based on continued employment. For our named executive officers in fiscal year 2019, Ms. Laben received an advancement grant to recognize her performance, role, and responsibilities. In determining the amount of the advancement award, the Compensation Committee considered our executive compensation program's advancement grant guidelines as well as acknowledging the critical role that Ms. Laben plays in developing risk mitigating strategies on a Company-wide basis. Details regarding this grant are included in the Option Award column in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

 Benefits and Perquisites

Our employees are eligible to participate in a full complement of benefit plans. Our named executive officers also participate in enhanced medical and dental plans, life insurance, accidental death and dismemberment, and personal liability coverage at the Company's expense. During fiscal year 2019, our named executive officers were eligible to receive perquisites, including up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction, and a one-time reimbursement of up to $5,000 for retirement financial planning. In addition, to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for foreign or domestic travel. We believe that our executive benefit and perquisite programs are reasonable and necessary to provide for the well-being of our executives. For more detail on the perquisites that our named executive officers receive, see footnote 7 to the Summary Compensation Table under "Compensation Tables and Disclosures."
Retirement Benefits

We provide retirement benefits to our executives, including our named executive officers, to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose.

Employees’ Capital Accumulation Plan

All eligible employees, which includes our named executive officers, may participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. Under this plan, eligible employees, including our named executive officers, receive an annual matching contribution based on their voluntary contributions up to 6% of their eligible annual income as determined by the Code. Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to ECAP under the Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and be taxed accordingly.

Non-Qualified Deferred Compensation Plan

As part of our redesigned executive compensation program, we offer a non-qualified deferred compensation plan for our executives to encourage employees to save for their retirement. Eligible employees, which include all named executive officers, may elect to contribute up to 100% of their annual cash bonus to this plan. None of our named executive officers enrolled for the fiscal year 2019 deferral.

Additional Retirement Benefits

We provide additional retirement benefits to our executives, including our named executive officers, in order to provide them with additional security in retirement and promote a long-term career with our Company. Our executives participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with 10 years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump-sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy, and dental healthcare. The premiums for this healthcare coverage are paid by the Company.

Employment Letters

We are parties to employment letter agreements, or employment letters, with Messrs. Rozanski, and Howell and Ms. Dahut. The employment letters provide for base payments and annual incentives that are consistent with that currently provided to the executives (and described above). Each executive officer is eligible to participate in the employee benefit and executive perquisite programs of the Company on the same terms as similarly situated executive officers of the Company. Payments upon termination of employment will be governed by the Company’s severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject to the terms and conditions of such policies. The officer is required to provide the Company with not less than 90 days’ notice of termination of employment for any reason other than death or disability (or such longer notice period as is provided in the relevant officer policy). In addition, each executive is bound by perpetual confidentiality provisions as well as non-compete and non-solicit covenants while employed with us and for one year following termination of employment.
Executive Ownership Requirements

Equity ownership requirements are in place for our entire executive population, including our named executive officers, to further align their interests to those of our stockholders. Our ownership requirement extends beyond market expectations. Our named executive officers have regularly exceeded our equity ownership guidelines and demonstrate a commitment to the Company's long-term value by owning equity well above their requirements. Until an executive has satisfied the ownership requirements set forth below, the executive cannot sell any equity granted as equity compensation by the Company. Each executive’s required equity ownership amount is determined as a multiple of his or her base salary. The applicable multiples for our named executive officers for fiscal year 2019 are set forth in the table below as well as a comparison of their actual equity ownership as of the end of the fiscal year:

Named Executive Officers	Ownership Requirement	Actual Ownership [1]
Chief Executive Officer	7x base salary	29x base salary
Other named executive officers	4x base salary	11x base salary

(1) Ownership for the other named executive officers is an average of their equity holdings compared to their respective base pay amounts as of fiscal year end.

In calculating an executive's ownership, Class A Common Stock, vested in-the-money stock options, and restricted stock, restricted stock units, and performance stock units at target, issued under the Equity Incentive Plan are considered as owned by the executive. Each of our named executive officers has satisfied his or her individual stock ownership requirement.
Risk Assessment

This year, we engaged KFHG to conduct a risk assessment of our compensation programs in order to receive an external perspective. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, and the results of KFHG's review, our Company's Leadership Team and the Compensation Committee concluded that our executive compensation program does not encourage undue risk-taking and the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Advisory Vote to Approve Executive Compensation

At the 2018 Annual Meeting of Stockholders, approximately 97% of the votes cast were in favor of our executive compensation structure. The Board and Compensation Committee viewed this strong support as an indicator of general approval of our approach to executive compensation. In 2017, the Company’s stockholders approved holding the say-on-pay vote annually, and as a result, the say-on-pay vote will again occur at the 2019 Annual Meeting of Stockholders. The next advisory vote for the frequency of holding the say-on-pay vote is scheduled for the Annual Meeting of Stockholders in 2023.
We continue to engage with our stockholders and welcome feedback regarding our executive compensation programs.
Government Limitations on Reimbursement of Compensation Costs

As a government contractor, we are subject to applicable federal statutes and the Federal Acquisition Regulation, or the FAR, which govern the reimbursement of costs by our government clients. Pursuant to the FAR our contracts limit the allowability of reimbursement for compensation to certain, or in some cases, all employees including our named executive officers, to a benchmark compensation cap established for each year by the Office of Management and Budget. When comparing compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation, and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts. For the 2018 calendar year, the compensation cap established by the OMB, which is applicable to a portion of our contracts, is $525,000. Other contracts have higher caps and/or limit the allowable compensation of fewer employees.
Compensation Recovery Provisions (Clawbacks) in Incentive Plans

We have provisions in our incentive plans that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans. Such forfeitures and recoveries may occur:

•
in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements,

•	with respect to individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and,

•
to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations.

In addition, if an individual engages in certain other misconduct, we have the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, was paid or settled in the 12 months prior to or any time after the individual engaged in such misconduct. Our Equity Incentive Plan and Annual Incentive Plan also permit the Company to subject awards to forfeiture, disgorgement and recoupment under any applicable claw-back policies that may be adopted by the Board or our Compensation Committee.
Certain Change in Control Provisions

In the event of a change in control, unless the plan administrator determines otherwise, all time-vesting awards under the Equity Incentive Plan, including options and time restricted stock units, will fully vest. Unvested performance restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of termination. Under the Equity Incentive Plan, “change in control” is generally defined as the acquisition by any person of 50% or more of the combined voting power of our Company's then outstanding voting securities, the merger of our Company if our stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our Company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization), or the sale of all or substantially all the assets of our Company to non-affiliates.

In addition, if during the five-year period after a change in control our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
Policies on Timing of Equity Grants

It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. We generally grant awards to new hires and promoted employees at the next scheduled Compensation Committee or Board meeting following the hire or promotion effective date. Annual awards are typically approved at the Compensation Committee meeting each year in May. It is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our Board) takes formal action to grant them.

Effect of Accounting and Tax Treatment on Compensation Decisions

The Compensation Committee has from time to time considered the potential impact of Section 162(m) of the Code on elements of our compensation program. Section 162(m) imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees." In prior years, we have sought to structure our short-term non-equity incentive compensation and long-term equity incentive compensation paid to our “covered employees” as performance-based compensation, which generally permitted us to deduct such amounts without being subjected to limits under Section 162(m). The Tax Cuts and Jobs Act of 2017 repealed the performance-based compensation exception and expanded the scope of persons covered by the limitations on deductibility under Section 162(m). The new rules generally apply to taxable years beginning after December 31, 2017 but exempt compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. Accordingly, compensation paid after March 31, 2018 to our covered employees in excess of $1 million will not be deductible unless it qualifies for this exemption.

While we will continue to monitor our compensation programs in light of Section 162(m), as amended, and we intend to rely on the exemption included in the Tax Cuts and Jobs Act of 2017 to the extent practicable and consistent with our business needs, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders. As a result, our Compensation Committee expects to pay compensation at levels that are not deductible under Section 162(m).

Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, or Section 409A, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Code, or Section 280G, disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Code imposes a 20% excise tax on those payments. As described above, awards under our Equity Incentive Plan have or will contain provisions that accelerate vesting of all or a portion of the awards in connection with a change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our Company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5]	All Other Compensation [7]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski President & Chief Executive Officer	2019	1,500,000	—	3,999,930	—	1,687,500	10,000	251,099	7,448,529
	2018	1,500,000	—	2,227,798	—	928,000	17,215	249,344	4,922,357
	2017	1,437,500	—	546,468	—	846,555	15,964	170,345	3,016,832
Lloyd W. Howell, Jr. Executive Vice President, Chief Financial Officer & Treasurer	2019	1,025,000	—	1,874,942	—	750,000	10,000	160,084	3,820,026
	2018	1,025,000	—	1,242,148	499,991	580,000	10,000	129,847	3,486,986
	2017	1,000,000	—	380,141	—	587,004	10,644	315,080	2,292,869
Karen M. Dahut Executive Vice President	2019	1,025,000		1,874,942	—	750,000	10,000	189,872	3,849,814
	2018	1,025,000	—	1,242,148	499,991	580,000	10,000	177,629	3,534,768
	2017	1,000,000	—	380,141	—	587,004	10,000	145,648	2,122,793
Nancy J. Laben [6] Executive Vice President, Chief Legal Officer & Secretary	2019	650,000	—	670,169	249,997	712,500	10,605	134,322	2,427,593
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Susan L. Penfield [6] Executive Vice President, Chief Innovation Officer	2019	800,000	—	774,965	—	637,500	10,000	150,043	2,372,508
	2018	800,000	—	1,050,311	499,991	493,000	10,000	143,745	2,997,047
	—	—	—	—	—	—	—	—	—

(1)	Each year is a reflection of our fiscal year which runs from April 1 to March 31. For example, 2019 reflects fiscal year 2019 - April 1, 2018 to March 31, 2019.

(2)
This column includes the aggregate grant date value of the annual time and performance restricted stock units granted on May 23, 2018 and May 24, 2018, respectively. As it pertains to Ms. Laben, this value also includes the additional time and performance restricted stock unit grant she received on November 14, 2018 associated with her advancement. See “Compensation Discussion and Analysis -- Compensation Elements - Long-Term Equity Incentives" for details regarding these grants. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 19 to our financial statements for the fiscal year ended March 31, 2019, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive. Assuming achievement of the highest performance conditions for the performance restricted stock units granted on May 24, 2018, and regarding Ms. Laben only, on May 24, 2018 and November 14, 2018, the grant date fair value would be: Mr. Rozanski, $5,199,919; Mr. Howell, $2,249,933; Ms. Dahut, $2,249,933; Ms. Laben $731,134; and Ms. Penfield, $774,940.

(3)
This column reflects the aggregate grant date value of options granted on November 14, 2018 to Ms. Laben, as reflected in the Grants of Plan Based Awards table below, upon advancement and increase in scope of role. See “Compensation Discussion and Analysis -- Compensation Elements - Long-Term Equity Incentives.” The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 19 to our financial statements for the fiscal year ended March 31, 2019, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive.

(4)
This column reflects the fiscal year 2019 annual cash incentive bonus program, which provides awards based on the achievement of corporate performance objectives. The amount reported in the Summary Compensation Table is with respect to the year in which the bonus is earned. See “Compensation Discussion and Analysis - Compensation Elements - Annual Cash Incentive” for additional detail regarding the annual performance bonus program.

(5)	This column reflects the change in value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers.

(6)	Ms. Laben was not a named executive officer in fiscal year 2017 or 2018. Ms. Penfield was not a named executive officer in fiscal year 2017.

(7)	The table below describes the elements included in All Other Compensation.

OTHER COMPENSATION TABLE
Name	Financial Counseling	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [a]	Executive Medical and Retiree Plan Contributions	Life Insurance	Other [b]	Total
	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	15,000	16,500	24,500	51,688	3,216	140,195	251,099
Lloyd W. Howell, Jr.	14,870	16,500	24,500	51,688	3,846	48,680	160,084
Karen M. Dahut	15,000	16,500	24,500	51,688	5,070	77,114	189,872
Nancy J. Laben	12,698	16,500	24,500	51,688	6,426	22,510	134,322
Susan L. Penfield	14,000	16,500	24,500	51,688	6,426	36,929	150,043

(a)
Represents retirement plan contributions paid by the Company to the named executive officers as described above under “Compensation Discussion and Analysis — Compensation Elements — Retirement Benefits.”

(b)
Includes: dental, supplemental medical, accident insurance, and personal excess liability coverage. This column also includes milestone anniversary awards for Mr. Howell and Ms. Laben, security services for Mr. Rozanski ($117,395), Mr. Howell, Ms. Dahut ($57,914), and Ms. Penfield, and vehicle parking for Messrs. Rozanski and Howell and Mses. Dahut, Laben, and Penfield.

GRANTS OF PLAN BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units [3]	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)
Horacio D. Rozanski	5/23/2018	—	—	1,125,000	—				—
	5/23/2018	—							33,914			1,399,970
	5/24/2018	—				31,212	62,424	124,848				2,599,960
Lloyd W. Howell, Jr.	5/23/2018	—	—	500,000	—				—
	5/23/2018	—							18,168			749,975
	5/24/2018	—				13,505	27,010	54,020				1,124,967
Karen M. Dahut	5/23/2018	—	—	500,000	—				—
	5/23/2018	—							18,168			749,975
	5/24/2018	—				13,505	27,010	54,020				1,124,967
Nancy J. Laben	5/23/2018	—	—	475,000	—				—
	5/23/2018	—							5,313			219,321
	5/24/2018	—				1,755	3,510	7,020				146,192
	11/14/2018	11/13/2018							1,665			85,281
	11/14/2018	11/13/2018				2,141	4,283	8,566				219,375
	11/14/2018	11/13/2018								23,193	51.22	249,997
Susan L. Penfield	5/23/2018	—	—	425,000	—				—
	5/23/2018	—							9,387			387,495
	5/24/2018	—				4,651	9,303	18,606				387,470

(1)
Reflects the target bonus for fiscal year 2019 under our annual performance bonus plan, which provides awards based on the achievement of corporate performance objectives, payable in cash. The annual performance bonus plan is described more fully under “Compensation Discussion and Analysis - Compensation Elements - Annual Cash Incentive.” Non-equity incentive plan awards have no minimum threshold or maximum payouts, although our plan does limit the annual amount of bonus an individual can earn to $5,000,000. The actual cash bonuses paid for fiscal year 2019 are reflected in the Summary Compensation Table.

(2)
Reflects the target number of performance restricted stock units granted on May 24, 2018. As it pertains to Ms. Laben, this column also includes the performance restricted stock unit grant she received on November 14, 2018 associated with her advancement. The maximum payout for the performance-vested restricted stock units is equal to 200% of target, and threshold payout is 50% of target. The performance restricted stock units are based on the Company's performance against ADEPS (75% weighting) and VAR (25% weighting) based on cumulative performance over a three year period. See “Compensation Discussion and Analysis -- Compensation Elements - Long-Term Equity Incentives" for details regarding these grants.

(3)
Reflects the time restricted stock units granted on May 23, 2018. As it pertains to Ms. Laben, this column also includes the time restricted stock units she received on November 14, 2018 associated with her advancement. See "Compensation Discussion and Analysis -- Compensation Elements - Long-Term Equity Incentives" for details regarding these grants.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]	Market Value of Shares or Units of Stock That Have Not Vested ($) [3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) [5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) [6]
Horacio D. Rozanski								39,741	2,310,542	186,322	10,832,761
	71,504	17,876	[1]	—	29.08		4/1/2025
	45,000	—		—	18.35		5/23/2023
Lloyd W. Howell, Jr.								23,436	1,362,569	83,226	4,838,760
	21,104	31,657	[1]	—	35.95		5/19/2027
Karen M. Dahut								23,436	1,362,569	83,226	4,838,760
	21,104	31,657	[1]	—	35.95		5/19/2027
	45,000	—		—	18.35		5/23/2023
	45,000	—		—	10.67	[4]	4/1/2022
Nancy J. Laben								9,593	557,737	25,846	1,502,686
	4,638	18,555	[1]	—	51.22		11/14/2028
	10,724	16,090	[1]	—	35.63		5/17/2027
	11,340	16,205	[1]	—	26.41		2/8/2026
Susan L. Penfield								15,910	925,007	40,162	2,335,019
	21,104	31,657	[1]	—	35.95		5/19/2027
	15,492	3,873	[1]	—	29.08		4/1/2025
	45,000	—		—	10.67	[4]	4/1/2022

(1)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, on the date set forth in the table below. These options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

Name	Option Exercise Price	March 31, 2020	March 31, 2021	March 31, 2022	March 31, 2023	Total
Horacio D. Rozanski	$29.08	17,876	—	—	—	17,876
Lloyd W. Howell, Jr.	$35.95	10,552	10,552	10,553	—	31,657
Karen M. Dahut	$35.95	10,552	10,552	10,553	—	31,657
Nancy J. Laben	$26.41	8,102	8,103	—	—	16,205
	$35.63	5,362	5,362	5,366	—	16,090
	$51.22	4,638	4,638	4,638	4,641	18,555
Susan L. Penfield	$29.08	3,873	—	—	—	3,873
	$35.95	10,552	10,552	10,553	—	31,657

(2)
The named executive officers’ restricted stock units will vest on the dates set forth in the table below. The restricted stock units become fully vested upon certain change in control events, unless otherwise determined by our Compensation Committee. Includes restricted stock units with respect to which performance goals were satisfied as of fiscal year end.

Name	June 30, 2019	March 31, 2020	March 31, 2021	Total
Horacio D. Rozanski	6,207	22,228	11,306	39,741
Lloyd W. Howell, Jr.	4,318	13,062	6,056	23,436
Karen M. Dahut	4,318	13,062	6,056	23,436
Nancy J. Laben	1,727	5,540	2,326	9,593
Susan L. Penfield	3,238	9,543	3,129	15,910

(3)	Market value has been determined based on the fair market value of our common stock on March 29, 2019 of $58.14.

(4)	Exercise price reflects adjustment in connection with a $6.50 special dividend paid in August 2012.

(5)
Column reflects the number of performance units based on maximum performance which is 200% of the target grant amount for the fiscal year 2018 and fiscal year 2019 performance restricted stock units, rounded down to the nearest whole share. The table below reflects the vesting opportunity for the fiscal year 2018 and fiscal year 2019 performance restricted stock unit grants assuming achievement of target performance for the named executive officers. Vesting opportunity ranges from 0-200% based on actual performance during the three-year performance period compared to the three year cumulative ADEPS and VAR performance goals. Upon a change in control, the performance restricted stock units will remain outstanding and will vest on the vesting date at target performance levels, subject to the continued employment or service of the Participant by the Company or any Subsidiary thereof through such date, but without regard to achievement of any Performance Goals; provided, that, if the Participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the Change in Control, such outstanding restricted stock units will vest as of the date of termination.

Name	March 31, 2020	March 31, 2021	Total
Horacio D. Rozanski	30,737	62,424	93,161
Lloyd W. Howell, Jr.	14,603	27,010	41,613
Karen M. Dahut	14,603	27,010	41,613
Nancy J. Laben	5,130	7,793	12,923
Susan L. Penfield	10,778	9,303	20,081

(6)
Market value has been determined based on maximum performance which is 200% of the target grant amount for the fiscal year 2018 and fiscal year 2019 performance restricted stock units, rounded down to the nearest whole share, using the fair market value of our common stock on March 29, 2019 of $58.14.

Option Exercises and Stock Vested Table
The table below provides information on the named executive officers’ restricted stock unit awards that vested and the stock options that they exercised in fiscal year 2019.

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise [1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting [2] ($)
Horacio D. Rozanski	45,000	1,914,750	34,609	1,833,714
Lloyd W. Howell, Jr.			22,233	1,160,458
Karen M. Dahut			22,233	1,160,458
Nancy J. Laben	75,000	2,167,955	12,776	684,004
Susan L. Penfield	28,040	1,148,677	15,132	799,208

(1)	Option Award ($) value realized is calculated based on the fair market value of our common stock less exercise cost at time of exercise.

(2)	Stock Award ($) value realized is calculated based on fair market value on the applicable vesting date of June 29, 2018 and March 29, 2019, respectively.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with 10 years of service as an executive, he or she will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. As of fiscal year 2019 end, Messrs. Rozanski and Howell and Mses. Dahut and Penfield are eligible to receive benefits under the Officers’ Retirement Plan upon retirement.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits [1] ($)	Payments During Last Fiscal Year ($)
Horacio D. Rozanski	Officers’ Retirement Plan	19.5	195,000	—
Lloyd W. Howell, Jr.	Officers’ Retirement Plan	18.5	185,000	—
Karen M. Dahut	Officers’ Retirement Plan	14.5	145,000	—
Nancy J. Laben	Officers’ Retirement Plan	5.5	49,544	—
Susan L. Penfield	Officers’ Retirement Plan	16.5	165,000	—

(1)
The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under FASB ASC 715-30, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions. The amounts shown above reflect an assumption that each participant collects his or her benefit at the earliest age at which an unreduced benefit is available.

Employment Arrangements and Potential Payments upon Termination or a Change in Control

Historically, we have not entered into employment letters with our executive officers. However, in January 2014, we entered into employment letters, effective April 1, 2014, with certain senior level executives, including Messrs. Rozanski and Howell and Ms. Dahut, due to the leadership changes and the need to align their compensation to the market as described above under "Employment Letters." Pursuant to the employment letters, payments upon termination of employment will be governed by the Company's severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject to the terms and conditions of such policies. Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability and terminations for cause, each named executive officer is eligible for transition pay equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Termination Payments
Under our Officers' Retirement Plan, if our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. They are also eligible for a one-time payment of $5,000 upon entering retirement for financial counseling expenses associated with developing a retirement financial strategy. In addition, each of our named executive officers and their eligible dependents will be entitled to receive the benefit of Company-paid retiree medical and dental coverage for life.
In addition, our award agreements governing the equity awards held by our named executive officers include provisions related to the treatment of the awards upon a termination of employment.

Death
In the event of a named executive officer’s termination of employment due to death, (i) unvested options immediately vest and remain outstanding until the first anniversary of the termination date, or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock immediately vest and (iii) unvested performance restricted stock units immediately vest at target award levels.
Disability
In the event of a named executive officer’s termination of employment due to disability, (i) unvested options continue to vest on the normal schedule, and vested options will remain outstanding until the first anniversary of the termination date (or for options vesting after the termination date, the first anniversary of the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock continue to vest on the normal schedule and (iii) unvested performance restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).
Company Approved Departure
In the event of a named executive officer’s termination of employment by reason of a “Company approved departure” (as defined in the Equity Incentive Plan or applicable award agreement), (i) unvested options continue to vest on the normal schedule, and vested options remain outstanding until the 60th day following the termination date (or for options vesting after the termination date, the 60th day following the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units continue to vest on the normal schedule and (iii) unvested performance restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).
For Cause
In the event of a named executive officer’s termination of employment for cause, all vested and unvested options, and all unvested time-based restricted stock units, restricted stock and performance restricted stock units are immediately forfeited and canceled, effective as of the termination date.
Qualified Permanent Retirement
If a named executive officer’s employment is terminated by reason of a qualifying permanent retirement on or after March 31 of the first fiscal year of a performance period, unvested performance restricted stock units will continue to vest on the vesting date based on actual achievement of the performance goals as if employment had not terminated. In the event of a retirement occurring prior to March 31 of the first fiscal year of the performance period, or if at any time if the retirement is not a qualifying permanent retirement, all unvested performance restricted stock units will be immediately forfeited.
Any Other Termination
In the event of a named executive officer’s termination of employment for any reason other than death, disability, a Company approved departure, a qualified permanent retirement after the first fiscal year of a performance period (in the case of the performance restricted stock units) or cause, unvested options are immediately forfeited and canceled, and vested options remain outstanding until the 60th day following the termination date, or if earlier, the option’s expiration date, and unvested time-based restricted stock units and performance restricted stock units are immediately forfeited, in each case unless otherwise determined by our Compensation Committee.
Change in Control Protections
We do not have change in control agreements with any of our employees.

Under the Equity Incentive Plan, and unless provided otherwise in an award agreement or determined by our Compensation Committee, if a change in control occurs, outstanding service-vesting options will vest immediately prior to the change in control and time-based restricted stock units will vest upon the change in control. With respect to performance restricted stock units, in the event of a change in control, an amount of restricted stock units equal to the target award will remain outstanding and will vest on the vesting date, subject to the continued employment or service of the participant but without regard to the achievement of any performance goals. If the participant's employment or service is terminated by the Company without cause or for good reason (as defined in the applicable award agreement) within two years following the change in control, the outstanding performance restricted stock units will vest (at target) as of the termination date.
In addition, if during the five year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan during such five-year period and will receive a cash payment equal to the excess of the actuarial cost of the executive’s benefits under the plan that would be accrued on the Company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control after giving effect to the termination or modification (but excluding the accrual on the payment itself).

The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as the last day of fiscal year 2019. If applicable, amounts in the table were calculated using $58.14, the closing fair market value of our common stock on March 29, 2019. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting [2]		Retirement Plan Benefits [8]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)		($)	($)		($)		($)
Horacio D. Rozanski
Death	—	8,246,399		—	2,125,000	[3]	—		10,371,399
Disability	—	—		—	3,011,477	[4]	1,550,492	[5]	4,561,969
Involuntary Termination	1,500,000	—		—	—		30,000	[6]	1,530,000
Retirement [11]	—	—		195,000	—		1,700,594	[7]	1,895,594
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	2,830,018		—	—		1,550,492	[9]	4,380,510
Involuntary Termination After Change-In-Control	—	5,416,381		—	—		—		5,416,381
Lloyd W. Howell, Jr.
Death	—	4,484,418		—	2,085,417	[3]	—		6,569,835
Disability	—	—		—	2,876,762	[4]	1,448,250	[5]	4,325,012
Involuntary Termination	1,025,000	—		—	—		30,000	[6]	1,055,000
Retirement [11]	—	—		185,000	—		1,533,502	[7]	1,718,502
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	2,065,038		—	—		1,448,250	[9]	3,513,288
Involuntary Termination After Change-In-Control	—	2,419,380		—	—		—		2,419,380
Karen M. Dahut
Death	—	4,484,418		—	2,085,417	[3]	—		6,569,835
Disability	—	—		—	2,597,632	[4]	1,188,725	[5]	3,786,357
Involuntary Termination	1,025,000	—		—	—		30,000	[6]	1,055,000
Retirement [11]	—	—		145,000	—		1,272,219	[7]	1,417,219
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	2,065,038		—	—		1,188,725	[9]	3,253,763
Involuntary Termination After Change-In-Control	—	2,419,380		—	—		—		2,419,380
Nancy J. Laben
Death	—	2,313,851		—	2,054,167	[3]	—		4,368,018
Disability	—	—		—	2,268,367	[4]	—		2,268,367
Involuntary Termination	487,500	—		—	—		30,000	[6]	517,500
Retirement [10]	—	—		—	—		—		—
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	1,562,508	—	—	—		—		1,562,508
Involuntary Termination After Change-In-Control	—	751,343	—	—	—		—		751,343
Susan L. Penfield
Death	—	2,907,535		—	2,066,667	[3]	—		4,974,202
Disability	—	—		—	2,265,497	[4]	1,017,279	[5]	3,282,776
Involuntary Termination	800,000	—		—	—		30,000	[6]	830,000
Retirement [11]	—	—		165,000	—		1,118,834	[7]	1,283,834
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	1,740,026		—	—		1,017,279	[9]	2,757,305
Involuntary Termination After Change-In-Control	—	1,167,509		—	—		—		1,167,509

(1)
Each named executive officer is eligible for transition pay under our Transition Policy upon an involuntary termination equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay.

(2)
This column includes the value of the equity with accelerated vesting calculated using $58.14, the closing fair market value of our common stock on March 29, 2019. With respect to the performance-based restricted stock units, this column assumes the named executive officer was involuntarily terminated on the date of the change in control. The accelerated vesting for a change in control is described in more detail under “Change in Control Protections.” In the event of death, all outstanding service-vesting options and time-based restricted stock units immediately vest. Upon certain qualifying retirement events, the performance restricted stock units will be treated as described below in footnote 11 to this table.

(3)	Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Decedent's survivors also receive one month’s base pay.

(4)
Includes present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). The amounts in this column were calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FASB ASC 715-30 and 715-60 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.

(5)
Amount includes actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under FASB ASC 715-60, using the Accumulated Postretirement Benefit Obligation with an adjustment made to retirement age assumptions as required by SEC regulations.

(6)	Amount includes $30,000 outplacement assistance.

(7)
These amounts represent the actuarial present value of retiree medical benefits which were calculated as described in footnote 5 above. Amounts in this column also include the actuarial present value of up to $4,000 per year for financial counseling assistance and were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FASB ASC 715-30, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. The amount also includes a one-time retirement gift of $10,000, one-time reimbursement for $5,000 for retirement financial counseling, and depreciated value of bestowed office furniture.

(8)	Benefits under the Officers’ Retirement Plan. This amount has been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above.

(9)
Reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.

(10)	Ms. Laben was not retirement eligible as an executive as of March 31, 2019.

(11)
If the named executive officer’s employment terminated on or after March 31, 2019 by reason of a “qualifying permanent retirement” (as defined in the applicable award agreement), outstanding unvested performance restricted stock units will be eligible to continue to vest on the vesting date, subject to and based on actual achievement of the performance goals. The estimated value of the continued vesting would be $5,416,381, $2,419,380, $2,419,380, $751,343 and $1,167,509 for Mr. Rozanski, Mr. Howell, Ms. Dahut, Ms. Laben, and Ms. Penfield, respectively, calculated based on the closing fair market value of our common stock on March 29, 2019 and assuming for these purposes achievement of target performance levels. Upon a retirement that at any time is not considered a qualifying permanent retirement, the outstanding unvested performance restricted stock units will be forfeited.

Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Item 402(u) of Regulation S-K, we are providing the following estimated information for fiscal year 2019:

•
the median of the annual total compensation of all of our employees was approximately $106,954 (excluding our President and Chief Executive Officer (the "CEO") and calculated as discussed below in "Methodology for Identifying Our Median Employee");

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table of the Compensation Discussion and Analysis, was $7,448,529; and

•	the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (the "Pay Ratio") was approximately 70 to 1.

The Pay Ratio is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K. Additionally, the rules for identifying the "median employee" and calculating the Pay Ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the Pay Ratio reported by us should not be used as a comparison to the information reported by other companies.

Methodology for Identifying Our "Median Employee"

We determined that, as of March 31, 2019, our total employee population consisted of approximately 26,910 individuals, including our CEO. This population included both full-time and part-time employees, of which approximately 25,934 were aligned to offices in the United States of America (the "U.S.") and 976 were aligned to offices outside of the U.S. As the population outside of the U.S. accounts for less than 5% of our total workforce, we were able to rely on the de minimis exception as permitted under Item 402(u) and exclude this population from our "median employee" calculation. This included employees in Belgium (3), Georgia (1), Germany (325), Indonesia (1), Italy (15), Japan (72), Republic of Korea (72), Lebanon (11), Pakistan (30), Qatar (2), the Kingdom of Saudi Arabia (116), Singapore (30), the United Arab Emirates (176), and the United Kingdom (122). After excluding this population, our CEO, and employees who were on unpaid leave of absence for the full fiscal year, the resulting adjusted employee population to be used for identifying our "median employee" was 25,891.

We compared the annual salary of our adjusted employee population as reflected in our human resources system of record. This measure was consistently applied to all individuals in the adjusted employee population. This analysis yielded our median salary which was common across 174 individuals. For these individuals, we performed a detailed analysis of the annual total compensation to identify our median employee, as discussed below.

Annual Total Compensation Determination

Upon identifying the 174 employees, we removed those who had compensation elements or employment events that were not representative of our broad employee population, such as tuition reimbursement, anniversary and recognition awards, and other unique forms of compensation, resulting in 85 employees. For the remaining population we calculated annual total compensation using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for fiscal year 2019 (as set forth in the Summary Compensation Table of the Compensation Discussion and Analysis). Specifically, in addition to the actual salary paid for fiscal year 2019, the calculation of total compensation for these employees also included Company-paid portions of health and wellness benefits and qualified retirement plan contributions. After reviewing these items, we sorted total compensation from low to high and selected the median employee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.
THE COMPENSATION COMMITTEE
Gretchen W. McClain (Chair)
Melody C. Barnes
Peter Clare
Michèle A. Flournoy
Ian Fujiyama

AUDIT COMMITTEE REPORT
The Audit Committee is composed of five directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. Four committee members, Mark E. Gaumond, Joan Amble, Ellen Jewett and Charles O. Rossotti, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page six.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, E&Y, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by E&Y, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors, and E&Y.
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. E&Y is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management of the Company and E&Y, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2019 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by E&Y, and those identified by the Company's internal auditors as well as management's responses thereto. In addition, the Audit Committee discussed with E&Y the matters required to be discussed under PCAOB Auditing Standard No. 16, Communications with Audit Committees.
The Audit Committee has also: (i) considered whether non-audit services provided by E&Y are compatible with its independence; (ii) received the written disclosures and the letter from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence; and (iii) discussed with E&Y its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for filing with the SEC.
THE AUDIT COMMITTEE
Mark E. Gaumond (Chair)
Joan Lordi C. Amble
Ellen Jewett
Arthur E. Johnson
Charles O. Rossotti

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, E&Y, during fiscal years 2019 and 2018.

(Amounts in thousands)	2019	2018
Audit fees(1)	$4,172	$3,855
Audit-related fees(2)	408	—
Tax fees(3)	$1,352	$942
All other fees	—	—
Total	$5,932	$4,797

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.

(2)
Audit-related fees principally include those for services related to accounting consultations in connection with the Company’s potential implementation and operation of its financial management systems.

(3)	Tax fees principally include domestic and foreign tax compliance and advisory services.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed E&Y as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2020. E&Y served as our independent auditors for the fiscal year ended March 31, 2019. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of E&Y, the Audit Committee will reconsider whether to hire the firm and may retain E&Y or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of E&Y are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2020.

PROPOSAL 3: ADVISORY VOTE ON COMPANY'S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
As described in detail under the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2019 Annual Meeting:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2019 Annual Meeting.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis of this proxy statement.

PROPOSAL 4: ADOPTION OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Proposed Amendment
Our Board has authorized, and recommends for approval, the adoption of the fourth amended and restated certificate of incorporation to eliminate the Company's Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock, of which there are currently no shares outstanding. The proposal, if approved by our stockholders, would simplify our capital structure and is expected to have the other benefits discussed under “Reasons for the Proposed Amendment” below.
In order for the proposal to be approved, it must receive the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote, with each share having one vote. If the Fourth Amended and Restated Certificate of Incorporation is approved, the change will become effective upon the filing of an amendment and restatement to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, in substantially the form of Appendix B attached hereto.

Background of our Current Capital Structure and the Amendment Proposal
In connection with the acquisition of Booz Allen Hamilton by Carlyle on July 31, 2008, Booz Allen Hamilton securities were converted into the following classes of common stock of Booz Allen Holding: (i) Class A common stock, (ii) Class B non-voting common stock, (iii) Class C restricted common stock and (iv) Class E special voting common stock, as well as stock options under our officer’s rollover stock plan, and we have maintained this capital structure since such time. In connection with the acquisition, shares of Class B non-voting common stock were issued to certain former officers of Booz Allen Hamilton in exchange for stock of Booz Allen Hamilton, and shares of Class C restricted common stock were issued to certain officers in exchange for certain stock rights under the Booz Allen Hamilton stock plan. Class C restricted common stock was restricted in that a record holder’s shares vested as set forth in our officer’s rollover stock plan, an equity compensation program established in connection with Carlyle’s investment in the Company.
Currently, Class C restricted common stock and Class E special voting common stock are entitled to one vote for each share on all matters to be voted on by stockholders. Except as otherwise provided in General Corporation Law of the State of Delaware, the holders of Class B non-voting common stock have no voting rights of any nature whatsoever.
The Company's Certificate of Incorporation currently authorizes the issuance of shares of Class A common stock, Class B non-voting common stock, Class C restricted common stock and Class E special voting common stock. At the Company’s annual meeting of stockholders held on July 31, 2014, the Company’s stockholders approved a proposal to amend and restate the Company’s certificate of incorporation, which had the effect of converting all issued and outstanding shares of Class B non-voting common stock and Class C restricted common stock into shares of Class A common stock on a one-for-one basis. The conversion was effected on August 13, 2014 when the Company filed its Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. As a result of the conversion, there were no shares of Class B non-voting common stock and Class C restricted common stock outstanding at the time that the Third Amended and Restated Certificate of Incorporation was filed, and no shares of Class B non-voting common stock or Class C restricted common stock have been issued since such time.
On September 30, 2015, the Company purchased, at par value, all issued and outstanding shares of Class E special voting common stock in connection with the exercise of the final tranche of rollover options during the second quarter of fiscal 2016, and no shares of Class E special voting common stock have been issued since such purchase. Accordingly, there are no shares outstanding nor is there an established trading market for any of our Class B non-voting common stock, Class C restricted common stock, or Class E special voting common stock. In addition, the Company currently has no plans or intentions to issue any shares of such classes of stock in the future.

Reasons for the Proposed Amendment
The Board has proposed the amendment because it believes the continuing reference to the Class B non-voting common stock, the Class C restricted common stock, and the Class E special voting common stock in the Company’s Certificate of Incorporation is unnecessary, burdensome and potentially confusing to investors and the capital markets. As a result, the proposed amendment would help eliminate any mistaken belief on the part of the investing public and/or others who report or follow our publicly traded equity securities that there may be outstanding shares of other classes of common equity, now or in the future. The proposed amendment will not change any substantive terms of the Class A common stock or any powers or rights of its holders.

Certain Effects of the Amendment
Voting Power. As to all matters on which our stockholders are entitled to vote, the holders of our Class B non-voting common stock currently have no voting rights whatsoever, other than as required by the General Corporation Law of the State of Delaware, and the holders of our Class A common stock, Class C restricted common stock and Class E Special voting common stock currently have the right to cast one vote per share on all matters to be voted on by stockholders. After the Fourth Amended and Restated Certificate of Incorporation is filed, all holders of our outstanding shares of capital stock (which will include only Class A common stock) will have identical voting rights on all matters.
Economic Equity Interests. The proposed amendment will have no impact on the economic equity interests of holders of our Class A common stock. As of the record date for the annual meeting, the shares held by the holders of our Class A common stock represented 100% of the total outstanding shares of our capital stock. After the amendment, the shares held by the holders of our Class A common stock to be held by the current holders of our Class A common stock would represent 100% of the total outstanding shares of our capital stock.
Capitalization. The amendment will have no impact on the total issued and outstanding shares of our capital stock. As of the record date for the annual meeting, there were 140,052,638 shares of our capital stock issued, outstanding and eligible to vote, consisting entirely of shares of Class A common stock. Following the amendment, there would be no change in the number of shares of Class A common stock issued, outstanding, and eligible to vote. In addition, the amendment will not change the number of authorized shares of our Class A common stock. Accordingly, immediately after the amendment, our authorized capital stock will consist of 600,000,000 shares of Class A common stock and 54,000,000 shares of preferred stock, par value $0.01 per share. There are no shares of preferred stock issued and outstanding at the date of this proxy statement.
NYSE Listing. The Company's Class A common stock will continue to be listed and trade on the New York Stock Exchange under the symbol "BAH."
Market Price. Our Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock are not listed on any securities exchange. On June 4, 2019, the last practicable trading date prior to the filing of the Proxy Statement relating to this proposal, the closing price per share of our Class A common stock on the NYSE was $64.27.
Operations. The proposed amendment will have no impact on our business operations.

Accounting Considerations
We do not expect that the proposed amendment will have any effect on our earnings or book value per share.

Required Vote
Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote. As a result, abstentions and broker non-votes will have the same effect as negative votes.

The Board recommends a vote FOR the approval of the Fourth Amended and Restated Certificate of Incorporation to eliminate the Company's Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Nancy J. Laben
Secretary
McLean, Virginia
June 13, 2019

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on July 25, 2019, beginning at 8:00 a.m. (EDT) at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia, 22102.

Why am I receiving these proxy materials?

You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and describes issues on which we would like you to vote at our Annual Meeting of Stockholders. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the annual meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended March 31, 2019 and the proxy card, or a voting instruction card, for the annual meeting.

Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A common stock of the Company.

If you submit a proxy by using the Internet, by calling or by signing and returning the proxy card, you will appoint Horacio D. Rozanski, President and Chief Executive Officer, and Nancy J. Laben, Executive Vice President, Chief Legal Officer and Secretary (with full power of substitution) as your representatives at the annual meeting. He or she will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to submit a proxy in advance by using the Internet, by calling or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the “Notice and Access” rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis if you submit your request in writing to our Secretary at Booz Allen Hamilton, 8283 Greensboro Drive, McLean, Virginia 22102. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and the cost of the annual meeting.

Do I need an admission ticket to attend the annual meeting?

No; however, you must present both proof of ownership and valid photo identification to attend the annual meeting.

•
If you hold shares through an account with a bank or broker, contact your bank or broker to request a legal proxy from the owner of record to vote your shares in person. This will serve as proof of ownership.

•	A recent brokerage statement or letter from your broker showing that you owned shares in your account as of the record date, June 3, 2019, also serves as proof of ownership.

If you do not have proof of ownership and valid photo identification, you will not be admitted into the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the Company’s Class A common stock are entitled to vote at the annual meeting. The Board has established the record date for the annual meeting as June 3, 2019. Only holders of record of the Company’s Class A common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.

How many shares must be present to hold the annual meeting?

In order for us to lawfully conduct business at the annual meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy. This is referred to as a quorum.

How many shares may I vote?

On June 3, 2019, 140,052,638 shares of our Class A common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.

What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	6
No. 2	Ratification of appointment of E&Y as the Company's independent registered accounting firm for fiscal 2020	FOR	54
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the CD&A of the proxy statement	FOR	55
No. 4	Approval of the adoption of the Fourth Amended and Restated Certificate of Incorporation to eliminate the Company's Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock	FOR	56

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we mailed the proxy materials and our annual report to you directly.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the proxy materials and our annual report were forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions included in the mailing.

What is the procedure for voting?

If you are a stockholder of record of Class A common stock, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

If you are a beneficial owner of Class A common stock, you can vote your shares at the annual meeting by attending the meeting in person if you have requested and received a legal proxy from your bank or broker which you must bring with you to the meeting, or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

Can I change my proxy?

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

Can other matters be decided at the annual meeting?

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

What is the vote required for each proposal?

For proposal 1, each of the directors shall be elected by a majority of the votes validly cast at the annual meeting. For proposals 2 and 3, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the annual meeting represented either in person or by proxy at the annual meeting. For proposal 4, approval requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote.

What if I am a stockholder of record and do not provide voting instructions when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director nominees as set forth in this proxy statement;

•	FOR the ratification of the appointment of E&Y as the Company's independent registered accounting firm for fiscal 2020;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•
FOR the approval of the adoption of the Fourth Amended and Restated Certificate of Incorporation to eliminate the Company's Class B non-voting common stock, Class C restricted common stock, and Class E special voting common stock.

What if I am a beneficial owner and do not give voting instructions to my broker?

If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors, advisory vote on executive compensation and approval of the Fourth Amended and Restated Certificate of Incorporation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.

How are abstentions and broker non-votes counted?

Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of directors whereby abstentions will not affect the outcome.

Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the non-routine proposals except for the approval of the Fourth Amended and Restated Certificate of Incorporation whereby a broker non-vote would have the effect of a vote "against" the proposal. For the routine proposal, the ratification of an independent registered public accounting firm, discretionary voting by a broker is permitted.

Who will count the votes?

A representative from Broadridge Financial Services will tabulate the votes and act as the inspector of election for the annual meeting.

Who will bear the costs of soliciting votes for the annual meeting?
We will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for the annual meeting. The estimated cost of such services is $18,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

When will the Company announce the voting results?

The preliminary voting results will be announced at the annual meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Can I receive a copy of the Annual Report?

The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2019 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 3, 2019, the record date for the annual meeting.

What is “householding” and how does it affect me?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-

K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please write or call our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report to stockholders, or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

How do I submit a proposal for action at the annual of meeting of stockholders in 2020?

Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 14, 2020. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.

Pursuant to our third amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2020 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than March 27, 2020 and no later than April 26, 2020, except that if the date of the 2019 Annual Meeting of Stockholders is changed, and the meeting is held before June 25, 2020 or after October 3, 2020, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, and Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. We also utilize and discuss Free Cash Flow, because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors and securities analysts with important supplemental information with which to evaluate our performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net income to Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, and Adjusted Diluted EPS, and net cash provided by operating activities to Free Cash Flow, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, and Adjusted Diluted EPS in addition to, and not as an alternative to, net income or diluted EPS, as measures of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:

•
"Adjusted EBITDA" represents net income before income taxes, net interest and other expense and depreciation and amortization before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. “Adjusted EBITDA Margin on Revenue” is calculated as Adjusted EBITDA divided by revenue. "Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses" is calculated as Adjusted EBITDA divided by Revenue, Excluding Billable Expenses. The Company prepares Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the consolidated financial statements.

•	“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

A - 1

Below is a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2019	2018	2017
	(Unaudited)
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue & Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses
Net income	$418,529	$301,692	$260,825
Income tax expense	96,874	128,344	164,832
Interest and other, net (a)	86,991	89,687	80,357
Depreciation and amortization	68,575	64,756	59,544
EBITDA	670,969	584,479	565,558
Transaction expenses (b)	3,660	—	3,354
Adjusted EBITDA	$674,629	$584,479	$568,912
Adjusted EBITDA Margin on Revenue	10.1%	9.5%	9.8%
Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses	14.4%	13.6%	14.0%
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	143,156,176	147,750,022	150,274,640
Adjusted Net Income Per Diluted Share (c)	$2.76	$1.99	$1.80
Free Cash Flow
Net cash provided by operating activities	$499,610	$369,143	$382,277
Less: Purchases of property and equipment	(94,681)	(78,437)	(53,919)
Free Cash Flow	$404,929	$290,706	$328,358

(a)	Reflects the combination of Interest expense and Other income (expense), net from the consolidated statement of operations.

(b)
Fiscal 2019 reflects the debt refinancing costs incurred in connection with the refinancing transaction consummated on July 23, 2018. Fiscal 2017 reflects the debt refinancing costs incurred in connection with the refinancing transaction consummated on July 13, 2016.

(c)
Excludes an adjustment of approximately $1.8 million, $1.9 million, and $2.3 million of net earnings for fiscal 2019, 2018, and 2017, respectively, associated with the application of the two-class method for computing diluted earnings per share.

A - 2

Appendix B
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BOOZ ALLEN HAMILTON HOLDING CORPORATION
FIRST. Name. The name of the Corporation is Booz Allen Hamilton Holding Corporation (the “Corporation”).
SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH. Capital Stock. Upon this Fourth Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware, the total number of shares of capital stock which the Corporation shall have authority to issue is 654,000,000, consisting of:
(a)    600,000,000 shares of Class A Common Stock, par value $0.01 per share; and
(b)    54,000,000 shares of Preferred Stock, par value $0.01 per share.
The stock described in subparagraph (a) above is hereinafter referred to as the “Common Stock” and the stock described in subparagraph (b) above is hereinafter referred to as the “Preferred Stock”.
FIFTH. Common Stock. The Common Stock shall have the following rights, powers and preferences:
(a)    Voting Rights of Common Stock. Except as otherwise provided by (i) the General Corporation Law of the State of Delaware, or (ii) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock.
(b)    Dividend and Liquidation Rights of Common Stock. Except as otherwise provided by (x) the General Corporation Law of the State of Delaware, or (y) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, (i) each share of Common Stock shall be entitled to participate equally in all dividends or other distributions declared on and payable with respect to the Common Stock, (ii) each share of Common Stock shall be entitled to share ratably, in proportion to its par value, until such time as there shall have been distributed an amount equal to each share’s par value, in the distribution of assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation, and (iii) each share of Common Stock shall be entitled to share equally in the distribution of assets of the Corporation remaining after the distribution described in clause (ii) above in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation. Upon any merger, recapitalization or like transaction, each share of Common Stock shall receive either the same consideration as each other such share.
SIXTH. Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series of Preferred Stock, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the voting powers (full, limited or no voting powers) and the designations, preferences and relative participating, optional or other special rights of that series, and the qualifications limitations or restrictions thereof, including, without limitation any dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.
SEVENTH. Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
(a)    The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. One class’s initial term will expire at the first annual meeting of the stockholders following the effectiveness of this Fourth Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of the stockholders following the effectiveness of this Fourth Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Fourth Amended and Restated Certificate of Incorporation, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing of this Fourth Amended and Restated Certificate of Incorporation, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.
(b)    Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors.

(c)    Subject to this Article Seventh, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.
(d)    Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, (i) until the first date (such date, the “Effective Date”) that a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) no longer beneficially owns more than 50.0% of the outstanding shares of Common Stock, a director may be removed at any time, either for or without cause, upon affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors and (ii) from and after the Effective Date, a director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors.
(e)    Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
(f)    All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Fourth Amended and Restated Certificate of Incorporation or by the Bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.
(g)    The Board of Directors shall have the power without the consent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that this Fourth Amended and Restated Certificate of Incorporation otherwise provide.
(h)    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article Seventh shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of this Fourth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
(i)    The Corporation shall, through its Bylaws or otherwise, indemnify to the fullest extent permitted under the General Corporation Law of the State of Delaware, as it now exists or as amended from time to time, any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
EIGHTH. Stockholder Action by Written Consent. From and after the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.
NINTH. Special Meetings. A special meeting of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office and any right of the stockholders of the Corporation to call a special meeting of the stockholders is specifically denied.
TENTH. Business Opportunities. To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware and except as may be otherwise expressly agreed in writing by the Corporation and Explorer Coinvest LLC, a Delaware limited liability company (“Explorer Coinvest”), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to Explorer Coinvest or any of its respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth. Neither the alteration, amendment or repeal of this Article Tenth nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation inconsistent with this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
ELEVENTH. Section 203 of the General Corporation Law. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, “Business Combinations With Interested Stockholders” (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date that Explorer Coinvest and its affiliates no longer beneficially own at least 20% of the outstanding shares of Common Stock. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.
TWELFTH. Forum. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the

Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Fourth Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.
THIRTEENTH. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article Seventh, Section (h) shall not adversely affect any right or protection existing under this Fourth Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Booz | Allen | Hamilton

BOOZ ALLEN HAMILTON HOLDING CORPORATION
8283 GREENSBORO DRIVE
MCLEAN, VA 22102

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E80781-P20799

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Melody C. Barnes	☐	☐	☐
1b. Ellen Jewett	☐	☐	☐
1c. Arthur E. Johnson	☐	☐	☐
1d. Charles O. Rossotti	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E80782-P20799

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 25, 2019 8:00 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski and Nancy J. Laben and each of them as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held on July 25, 2019 at 8:00 A.M., Eastern Time at the John C. Newman Auditorium, located in the Company's offices at 8283 Greensboro Drive, McLean, VA 22102, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ALL ADJOURNMENTS AND POSTPONEMENTS THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side